Exhibit 10.1

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

among

GRANITE CITY FOOD & BREWERY LTD. a Minnesota corporation, as Borrower

VARIOUS LENDERS
FROM TIME TO TIME PARTY HERETO

and

FIFTH THIRD BANK, an Ohio banking corporation,
as Administrative Agent and L/C Issuer

DATED AS OF MAY 31, 2013

FIFTH THIRD BANK, as Sole Lead Arranger and Sole Bookrunner

i

5.8	Taxes	47
5.9	ERISA	47
5.10	Subsidiaries	47
5.11	Compliance with Laws	47
5.12	Environmental Matters	47
5.13	Investment Company	48
5.14	Intellectual Property	48
5.15	Good Title	48
5.16	Labor Relations	48
5.17	Capitalization	49
5.18	Other Agreements	49
5.19	Governmental Authority and Licensing	49
5.20	Approvals	49
5.21	Affiliate Transactions	49
5.22	Solvency	49
5.23	No Broker Fees	49
5.24	Foreign Assets Control Regulations and Anti-Money Laundering	49

Section 6.	Covenants	50

6.1	Information Covenants	50
6.2	Inspections	52
6.3	Maintenance of Property, Insurance, Environmental Matters, etc.	53
6.4	Preservation of Existence	53
6.5	Compliance with Laws	54
6.6	ERISA	54
6.7	Payment of Taxes	54
6.8	Contracts with Affiliates	54
6.9	No Changes in Fiscal Year	54
6.10	Change in the Nature of Business	54
6.11	Indebtedness	55
6.12	Liens	56
6.13	Consolidation, Merger, Sale of Assets, etc.	58
6.14	Advances, Investments and Loans	59
6.15	Restricted Payments	59
6.16	Limitation on Restrictions	60
6.17	Limitation on the Creation of Subsidiaries	61
6.18	OFAC	61
6.19	Treasury Management and Deposit Accounts	61
6.20	Financial Covenants	61
6.21	Immaterial Subsidiaries	62
6.22	Interest Rate Protection	62

Section 7.	Events of Default and Remedies	63

7.1	Events of Default	63
7.2	Non-Bankruptcy Defaults	65
7.3	Bankruptcy Defaults	65

7.4	Collateral for Undrawn Letters of Credit	65
7.5	Notice of Default	66
7.6	Expenses	66

Section 8.	Change in Circumstances and Contingencies	66

8.1	Funding Indemnity	66
8.2	Illegality	67
8.3	Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR	67
8.4	Yield Protection	68
8.5	Substitution of Lenders	69
8.6	Lending Offices	69
8.7	Discretion of Lender as to Manner of Funding	70

Section 9.	The Administrative Agent	70

9.1	Appointment and Authorization of Administrative Agent	70
9.2	Administrative Agent and its Affiliates	70
9.3	Action by Administrative Agent	70
9.4	Consultation with Experts	71
9.5	Liability of Administrative Agent; Credit Decision	71
9.6	Indemnity	72
9.7	Resignation of Administrative Agent and Successor Administrative Agent	72
9.8	L/C Issuer	72
9.9	Hedging Liability and Funds Transfer and Deposit Account Liability Arrangements	73
9.10	Designation of Additional Administrative Agents	73
9.11	Authorization to Enter into, and Enforcement of, the Collateral Documents	73
9.12	Authorization to Release Liens and Limit Amount of Certain Claims	74

Section 10.	Miscellaneous	74

10.1	Withholding Taxes	74
10.2	No Waiver, Cumulative Remedies	76
10.3	Non-Business Days	77
10.4	Documentary Taxes	77
10.5	Survival of Representations	77
10.6	Survival of Indemnities	77
10.7	Sharing of Set-Off	77
10.8	Notices	78
10.9	Counterparts	79
10.10	Successors and Assigns; Assignments and Participations	79
10.11	Amendments	82
10.12	Heading	82
10.13	Costs and Expenses; Indemnification	82
10.14	Set-off	83
10.15	Entire Agreement	84
10.16	Governing Law	84

10.17	Severability of Provisions	84
10.18	Excess Interest	84
10.19	Construction	85
10.20	Lender’s Obligations Several	85
10.21	USA Patriot Act	85
10.22	Submission to Jurisdiction; Waiver of Jury Trial	85
10.23	Treatment of Certain Information; Confidentiality	86
10.24	Dodd-Frank	86
10.25	Continued Effectiveness; No Novation	86

Exhibit A	—	Notice of Payment Request
Exhibit B	—	Notice of Borrowing
Exhibit C	—	Notice of Continuation/Conversion
Exhibit D-1	—	Term Note
Exhibit D-2	—	Line of Credit Note
Exhibit D-3	—	Delayed Draw Term Note
Exhibit D-4	—	CapEx Loan Note
Exhibit E	—	Compliance Certificate
Exhibit F	—	Assignment and Assumption

Schedule 1	—	Commitments
Schedule 5.10	—	Subsidiaries
Schedule 5.23	—	Brokers’ Fees
Schedule 6.11	—	Existing Indebtedness
Schedule 6.12	—	Existing Liens
Schedule 6.21	—	Immaterial Subsidiaries

v

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement is entered into as of May 31, 2013, by and among Granite City Food & Brewery Ltd., a Minnesota corporation (the “Borrower”), the various institutions from time to time party to this Agreement, as Lenders, and Fifth Third Bank, an Ohio banking corporation, as Administrative Agent and L/C Issuer.

WHEREAS, the Borrower, the Administrative Agent and certain of the Lenders are parties to that certain Credit Agreement dated as of the Original Closing Date (as defined below) (as heretofore amended, restated, supplemented or otherwise modified prior to the date hereof, the “Original Credit Agreement”), pursuant to which the Administrative Agent and the other “Lenders” identified therein made certain loans and other financial accommodations available to the Borrower on the terms and conditions set forth therein;

WHEREAS, the Borrower has requested, and Administrative Agent and the Lenders have agreed to make certain additional loans and certain other financial accommodations available to the Borrower upon and subject to the terms and conditions set forth in this Agreement; and

WHEREAS, the Borrower, Administrative Agent and the Lenders desire to amend and restate the Original Credit Agreement, without constituting a novation, all on the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto hereby amend and restate the Original Credit Agreement in its entirety without effecting a novation of the “Obligations” existing thereunder, and otherwise agree as follows:

Section 1.                                          Definitions; Interpretation.

1.1                               Definitions.  The following terms when used herein shall have the following meanings:

“Acquired Business” means the entity or assets acquired by the Borrower or a Subsidiary in an Acquisition, whether before or after the date hereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary), provided that the Borrower or the Subsidiary is the surviving entity.

“Adjusted EBITDA” means, with reference to any period, the result of (a) Restaurant-Level IBO less (b) lease payments less (c) cash occupancy costs less (d) general and administrative cost plus (e) non-cash stock option compensation plus (f) directors’ fees and expenses plus (g) extraordinary charges plus (h) non-recurring charges plus (or minus) (i) any losses (or gains) realized upon the disposition of property outside of the ordinary course of business.

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum equal to the quotient of (i) LIBOR, divided by (ii) one minus the Reserve Percentage.

“Administrative Agent” means Fifth Third Bank, an Ohio banking corporation, as contractual representative for itself and the other Lenders, and any successor pursuant to Section 9.7 hereof.

“Administrative Questionnaire” means, with respect to each Lender, an Administrative Questionnaire in a form supplied by the Administrative Agent and duly completed by such Lender.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person.  A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Amended and Restated Credit Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time pursuant to the terms hereof.

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the commitment fees and letter of credit fees payable under Section 2.13 hereof, the applicable rate per annum corresponding to the applicable Senior Leverage Ratio, all as set forth in the following table:

Senior Leverage Ratio	Base Rate	LIBOR
> 2.00	2.25%	4.75%
> 1.50, but < 2.00	1.75%	4.25%
< 1.50	1.25%	3.75%

The Applicable Margin shall be adjusted quarterly, to the extent applicable, as of the first (1st) day of the month following the date on which financial statements are required to be delivered pursuant to Section 6.1(a) (including with respect to the last fiscal quarter of each fiscal year) after the end of each related fiscal quarter based on the Senior Leverage Ratio as of the last day of such fiscal quarter.  Notwithstanding the foregoing, (a) until the first day of the month following the date on which financial statements for the fiscal quarter ending December 31, 2013 are required to be delivered pursuant to Section 6.1(a), the Applicable Margin shall equal the rates corresponding to the Senior Leverage Ratio of > 2.00 in the foregoing table, (b) if the Borrower fails to deliver the financial statements required by Section 6.1(a), and the related compliance certificate required by Section 6.1(c), after the end of any related fiscal quarter, the Applicable Margin shall be the rates corresponding to the Senior Leverage Ratio of > 2.00 in the foregoing table until such financial statements and compliance certificate are delivered, and (c) no reduction to the Applicable Margin shall become effective at any time when an Event of Default has occurred and is continuing; provided, any such reduction shall (to the extent applicable) become effective immediately upon the waiver of such Event of Default pursuant to the terms of this Agreement.

If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, Administrative Agent determines that (a) the Senior Leverage Ratio calculated by the Borrower as of any applicable date was inaccurate and (b) a proper calculation of the Senior Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Senior Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be obligated to pay to Administrative Agent, for the benefit of the applicable Lenders, promptly on demand by Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Senior Leverage Ratio would have resulted in lower pricing for such period, neither Administrative Agent nor any Lender shall have any obligation to repay any interest or fees to Borrower; provided that any such excess interest and fees actually paid to the Lenders shall be applied to reduce future interest and fee payments in the direct order in which they become due.

“Application” is defined in Section 2.3(b) hereof.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Property Acquisition” means an Acquisition of the buildings and fixtures and an assumption of the respective ground lease interests which are, as of the Restatement Effective Date, owned by Dunham Capital Management, L.L.C. and GC Rosedale, L.L.C. and are located at the following addresses: 7140 Harrison Ave., Suite 108, Rockford, IL 61112; 3809 Coldwater Rd., Fort Wayne, IN 46805; 851 Rosedale Center, Roseville, MN 55113; West Oaks Shopping Center, 11411 Olive Blvd., Creve Coeur, MO 63141; 2300 Village Drive West, Suite 130, (6600 Russell Road), Maumee, OH 43537; and 72 West Towne Mall, Madison, WI 53719.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.10), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Base Rate” means for any day the greatest of: (i) the rate of interest announced by the Administrative Agent from time to time as its “prime rate” as in effect on such day, with any change in the Base Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate (it being acknowledged that such rate may not be the Administrative Agent’s best or lowest rate), and (ii) the sum of (x) the Federal Funds Rate, plus (y) 1/2 of 1%.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 2.4(a) hereof.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under a Credit on a single date and, in the case of Eurodollar Loans, for a single Interest Period.  Borrowings of Loans are made and maintained ratably from each of the Lenders under a Credit according to their Percentages of such Credit.  A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as requested by the Borrower pursuant to Section 2.5(a) hereof.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Cincinnati, Ohio and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England.

“CapEx Loan” is defined in Section 2.1(c) hereof and, as so defined, includes a Base Rate Loan, Fixed Rate Loan or a Eurodollar Loan, each of which is a “type” of CapEx Loan hereunder.

“CapEx Loan Commitment” means, as to any Lender, the obligation of such Lender to make its CapEx Loan prior to the CapEx Loan Commitment Termination Date in the principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof.  The CapEx Loan Commitments of the Lenders aggregate $10,000,000 on the Restatement Effective Date.

“CapEx Loan Commitment Fee” is defined in Section 2.13(f).

“CapEx Commitment Termination Date” means May 31, 2018.

“CapEx Loan Credit” means the credit facility for the CapEx Loans described in Section 2.1(c) hereof.

“CapEx Loan Funding Amount” means the lesser of (i) the total aggregate purchase price required to be paid in connection with all Approved Property Acquisitions and fees and expenses incurred in connection therewith and (ii) $10,000,000.

“CapEx Loan Maturity Date” means May 31, 2018 or such earlier date on which the Commitments terminate pursuant to Section 7.

“CapEx Loan Percentage” means, for each Lender, the percentage of the CapEx Loan Commitments represented by such Lender’s CapEx Loan Commitment or, upon the funding of the CapEx Loan, the percentage held by such Lender of the aggregate principal amount of all CapEx Loans then outstanding.

“CapEx Loan Note” is defined in Section 2.12 hereof.

“CapEx Loan Year” means a period of twelve (12) months ending on the last day of each fiscal year.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Equivalents” shall mean, as to any Person:  (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof; (b) investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within 90 days from the date of issuance thereof; (c) investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $250,000,000 which have a maturity of one year or less; (d) investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above, provided all such agreements require physical delivery of the securities securing such Stock Transfer Agreement, except those delivered through the Federal Reserve Book Entry System; and (e) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above.

“Cash Flow” means, with reference to any period, without duplication, the difference (if any) by which Adjusted EBITDA for such period exceeds an amount equal to (i) to the extent deducted in the calculation Adjusted EBITDA, unfinanced Capital Expenditures for which the Borrower or any Subsidiary (x) is subject to a binding commitment to make, and (y) reasonably expects to make in cash during the fiscal year immediately following such period, less (ii) (x)

Capital Expenditures or other expenditures actually made in cash with respect to Capital Expenditures which were deducted from the calculation of Cash Flow for the prior fiscal year pursuant to clause (i) above, minus (y) $2,500,000, plus (iii) the aggregate amount of payments made by the Borrower and its Subsidiaries during such period in respect of all principal on all Indebtedness (whether at maturity, as a result of mandatory sinking fund redemption, mandatory prepayment, acceleration or otherwise, but excluding payments made on the Line of Credit and prepayments of the Term Loans), plus (iv) cash payments related to exit and disposal costs for the prior Borrower location at Rogers, Arkansas, plus (v) payments in respect of taxes, in each case for such period, plus (vi) directors’ fees and expenses permitted hereunder, plus (vii) dividends and distributions permitted under Section 6.15(b) minus (i) dividends and distributions permitted under Section 6.15(e).

“CDP” means Concept Development Partners LLC, a Delaware limited liability company.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (excluding CDP, CIC Partners or any of their Controlled Investment Affiliates) at any time of beneficial ownership of 50% or more of the outstanding Voting Stock of the Borrower on a fully-diluted basis, (b) the board of directors (or similar governing body) of the Borrower ceases to consist of a majority of Continuing Directors, (c) CIC Partners and its Controlled Investment Affiliates at any time cease to collectively own a majority of the issued and outstanding equity interests of the Borrower owned, directly or indirectly, by it on the Restatement Effective Date Date (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares, interests or other unit of equity security), or (d) CIC Partners and its Controlled Investment Affiliates at any time fail to own beneficially, on an as converted basis, directly or indirectly, a greater percentage of the issued and outstanding voting equity interests of the Borrower than any other equityholder of the Borrower.

“CIC Partners” means CIC Partners II LP, a Delaware limited partnership, and its Affiliates.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Administrative Agent, or any security trustee therefor, by the Collateral Documents.

“Collateral Account” is defined in Section 7.4 hereof.

“Collateral Documents” means the Mortgages, the Security Agreement, and all other mortgages, deeds of trust, security agreements, pledge agreements, account control agreements,

assignments, and other documents as shall from time to time secure or relate to the Obligations, the Hedging Liability, and the Funds Transfer and Deposit Account Liability, or any part thereof, other than (x) Hedge Agreements, and (y) customary and ancillary customer documentation executed in connection with the opening of deposit accounts, as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time, including, but not limited to, by the Master Reaffirmation Agreement.

“Commitments” means the Line of Credit Commitments and the Term Loan Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commodity Futures Trading Commission” means the United States Commodity Futures Trading Commission.

“Company Competitor” means any Persons who are direct competitors or who control direct competitors of the Borrower and its Subsidiaries as identified to the Administrative Agent from time to time; provided, however, “Company Competitor” shall not include any Persons who are lenders, owners or affiliates of any direct competitors.

“Contingent Obligation” shall mean as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” means the directors of the Borrower on the Restatement Effective Date and each other director, if such other directors’ nomination for election to the board of directors (or equivalent governing body) of the Borrower is recommended by a majority of then Continuing Directors or such other director receives the vote of CIC Partners, CDP and their respective Controlled Investment Affiliates in his or her election by the stockholders of the Borrower.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Controlled Investment Affiliate” means, with respect to any Person, any fund or investment vehicle that (i) is organized by such Person for the purpose of making investments in one or more companies and is controlled by such Person or (ii) has the same principal fund advisor or manager as such Person.  For purposes of this definition “Controlled Investment Affiliates” means, with respect to CIC Partners, any fund or investment vehicle that (i) is organized by such Person for the purpose of making investments in one or more companies and is controlled by such Person or (ii) has the same principal fund advisor or manager as such Person.  For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise. means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

“Credit” means any of the Line of Credit and the Term Credit.

“Credit Event” means the advancing of any Loan or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Damages” means all damages including, without limitation, punitive damages, liabilities, costs, expenses, losses, judgments, diminutions in value, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, response action, removal and remedial costs, compliance costs, investigation expenses, consultant fees, reasonable out-of-pocket attorneys’ and paralegals’ fees and litigation expenses.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in Reimbursement Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a receivership, bankruptcy or insolvency proceeding (or whose parent company has been deemed insolvent or otherwise become the subject of a receivership, bankruptcy or insolvency proceeding).

“Delayed Draw Term Loan” is defined in Section 2.1(b) hereof and, as so defined, includes a Base Rate Loan, Fixed Rate Loan or a Eurodollar Loan, each of which is a “type” of Delayed Draw Term Loan hereunder.

“Delayed Draw Term Loan Commitment” means, as to any Lender, the obligation of such Lender to make its Delayed Draw Term Loan prior to the Delayed Draw Term Loan Commitment Termination Date in the principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof.  The

Delayed Draw Term Loan Commitments of the Lenders aggregate $4,000,000 on the Restatement Effective Date.

“Delayed Draw Term Loan Commitment Fee” is defined in Section 2.13(e).

“Delayed Draw Term Loan Commitment Termination Date” means December 1, 2013.

“Delayed Draw Term Loan Credit” means the credit facility for the Delayed Draw Term Loans described in Section 2.1(b) hereof.

“Delayed Draw Term Loan Funding Amount” means the lesser of (i) the total aggregate purchase price required to be paid in connection with all Approved Property Acquisitions and fees and expenses incurred in connection therewith and (ii) $4,000,000.

“Delayed Draw Term Loan Maturity Date” means May 31, 2018 or such earlier date on which the Commitments terminate pursuant to Section 7.

“Delayed Draw Term Loan Percentage” means, for each Lender, the percentage of the Delayed Draw Term Loan Commitments represented by such Lender’s Delayed Draw Term Loan Commitment or, upon the funding of the Delayed Draw Term Loan, the percentage held by such Lender of the aggregate principal amount of all Delayed Draw Term Loans then outstanding.

“Delayed Draw Term Note” is defined in Section 2.12 hereof.

“Designated Petty Cash Accounts” means deposit accounts of the Borrower and its Subsidiaries with an aggregate balance contained therein at any time less than $100,000.

“Disposition” means the sale, lease, conveyance or other disposition of Property, other than (a) sales or other dispositions expressly permitted under Section 6.13 hereof and (b) the issuance of equity interests.

“Dollars” and “$” each means the lawful currency of the United States of America.

“ECF Percentage” means, with respect to any fiscal year of the Borrower and its Subsidiaries, a percentage equal to, if the ratio of (a) Total Funded Debt less Capital Leases of the Borrower and its Subsidiaries to (b) Adjusted EBITDA, of the Borrower and its Subsidiaries, in each case, for the period of four fiscal quarters then ended is (x) greater than or equal to 2.00 as of the last day of such fiscal year, 75%, and (y) less than 2.00, 50%.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Line of Credit Commitment, the L/C Issuer, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (y) any Company Competitor.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 2.4(b) hereof.

“Event of Default” means any event or condition identified as such in Section 7.1 hereof.

“Event of Loss” means, with respect to any Property, any of the following:  (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property, in each case, that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect thereof.

“Excess Interest” is defined in Section 10.18 hereof.

“Excluded Swap Obligation” means, with respect to any guarantor of a Swap Obligation, including the grant of a security interest to secure the guaranty of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation of the guarantor is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation of the guarantor that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.

“Excluded Taxes” is defined in Section 10.1(a) hereof.

“Exempt Account” means any (i) local petty cash deposit accounts in which there is not maintained at any point in time funds on deposit greater than $100,000 in the aggregate for all such accounts, (ii) any payroll accounts maintained by Borrower and its Subsidiaries into which there is deposited no funds other than those intended solely to cover the current amount of their payroll obligation and (iii) that certain deposit account number 7026169768 maintained by Granite City Restaurant Operations, Inc. at Fifth Third Bank for the benefit of Pittsburgh CR, LLC, to the extent the funds in such deposit account are owned by Pittsburgh CR, LLC.

“FATCA” means Sections 1471 through 1474 of the Code, the Treasury Regulations promulgated thereunder and published guidance with respect thereto

“Federal Funds Rate” means for any day the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Cincinnati time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount owed to the Administrative Agent for which such rate is being determined.

“Fixed Charges” means, with reference to any period, the sum of (a) all scheduled payments of principal made or to be made during such period with respect to Senior Indebtedness (“Principal Payments”) of the Borrower and its Subsidiaries, plus (b) the cash portion of any Interest Expense (excluding any imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) for such period, plus (c) Capital Expenditures made by the Borrower and its Subsidiaries during such period not financed with Indebtedness, plus (d) federal, state, and local income taxes paid by the Borrower and its Subsidiaries during such period, plus (e) to the extent such obligations and liabilities are not subordinated to the Obligations of Borrower hereunder in a manner reasonably satisfactory to Administrative Agent, scheduled payments made or to be made during such period with respect to Indebtedness incurred by the Borrower or its Subsidiaries under Section 6.11(k), together with Interest Expense with respect thereto.

“Fixed Rate Loan” means a Loan bearing interest at a fixed rate of interest.

“Franklin Lease” means that certain Lease dated as of February 20, 2012, between Drury Development Corporation, as the landlord, and Granite City Restaurant Operations, Inc., as the tenant, with respect to the property located at 1864 West McEwen Drive, Franklin, Tennessee 37067, as in effect on March 20, 2012.

“Franklin Restaurant” means that certain Granite City Food & Brewery restaurant located in Franklin, Tennessee and subject to the Franklin Lease.

“Funds Transfer and Deposit Account Liability” means the liability of the Borrower or any of its Subsidiaries owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of the Borrower and/or any Subsidiary now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to the Borrower or any such Subsidiary by any of such Lenders or their Affiliates.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, count, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranty” and “Guaranties” each is defined in Section 4.3 hereof.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hedge Agreement” means any interest rate, currency or commodity swap agreements, cap agreements, collar agreements, floor agreements, exchange agreements, forward contracts, option contracts or similar interest rate or currency or commodity hedging arrangements.

“Hedging Liability” means the liability of the Borrower or any Subsidiary to any of the Lenders, or any Affiliates of such Lenders, in respect of any Hedge Agreement as the Borrower or such Subsidiary, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, and, if such acquisition has been so approved, as to which such approval has not been withdrawn.

“Immaterial Subsidiaries” means the Subsidiaries set forth on Schedule 6.21 hereto.

“Indebtedness” means for any Person (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of Property or services, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such Property), (d) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien, (e) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee, (f) any liability in respect of banker’s acceptances or letters of credit, (g) any indebtedness, whether or not assumed, secured by Liens on Property acquired by such Person at the time of acquisition thereof, (h) all obligations under any so-called “synthetic lease” transaction entered into by such Person, (i) all obligations under any so-called “asset securitization” transaction entered into by such Person, and (j) all Contingent Obligations, it being understood that the term “Indebtedness” shall not include trade payables arising in the ordinary course of business.  The amount of Indebtedness of any Person for the purposes of clause (d) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the assets encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” is defined in Section 10.1(a) hereof.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to Eurodollar Loans, the period commencing on the date a Borrowing of Loans is advanced, continued or created by conversion and ending 1, 2 or 3 months thereafter; provided, however, that:

(i)                                     no Interest Period with respect to any portion of the Term Loans shall extend beyond the final maturity date of the Term Loans;

(ii)                                  whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iii)                               for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“Kansas Subsidiary” means Granite City of Kansas Ltd., a Kansas corporation.

“L/C Issuer” means Fifth Third Bank, an Ohio banking corporation.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Sublimit” means $100,000, as the same may be reduced or otherwise modified pursuant to the terms hereof.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any Governmental Authority.

“Lenders” means and includes Fifth Third Bank, an Ohio banking corporation, and the other banks, financial institutions and other lenders from time to time party to this Agreement, including each assignee Lender pursuant to Section 10.10 hereof.

“Lending Office” is defined in Section 8.6 hereof.

“Letter of Credit” is defined in Section 2.3(a) hereof.

“Leverage Ratio” means, as of the date of determination thereof, the ratio of (a) Total Funded Debt of the Borrower and its Subsidiaries as of such date to (b) the sum of (x) Adjusted EBITDA, plus (y) regularly-scheduled cash payments made with respect to Capitalized Lease Obligations, in each case for the period of four fiscal quarters then ended.

“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) 2 Business Days before the beginning of such Interest Period by 3 or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by the Administrative Agent as part of such Borrowing.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in Dollars for a period equal to such Interest Period, which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London, England time) on the day 2 Business Days before the commencement of such Interest Period.

“Lien” means any deed of trust, mortgage, lien, security interest, pledge, charge or encumbrance of any kind in the nature of security in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Line of Credit” means the credit facility for making Line of Credit Loans and issuing Letters of Credit described in Sections 2.2 and 2.10 hereof.

“Line of Credit Commitment” means, as to any Lender, the obligation of such Lender to make Line of Credit Loans and to participate in Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced, increased or otherwise modified at any time or from time to time pursuant to the terms hereof.  The Borrower and the Lenders acknowledge and agree that the Line of Credit Commitments of the Lenders aggregate $100,000 on the Restatement Effective Date.

“Line of Credit Loan” is defined in Section 2.2 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Line of Credit Loan hereunder.

“Line of Credit Loan Year” means a period of twelve (12) months ending on December 31 of each calendar year.

“Line of Credit Note” is defined in Section 2.12 hereof.

“Line of Credit Outstandings” means, at any time, the aggregate principal amount of the Line of Credit Loans outstanding at such time.

“Line of Credit Percentage” means, for each Lender, the percentage of the aggregate Line of Credit Commitments represented by such Lender’s Line of Credit Commitment or, if the Line of Credit Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Line of Credit Loans and L/C Obligations then outstanding.

“Line of Credit Termination Date” means May 31, 2018 or such earlier date on which the Line of Credit Commitments are terminated in whole pursuant to Section 2.10, 7.2 or 7.3 hereof.

“Loan” means any Line of Credit Loan, Term A Loan, CapEx Loan or Delayed Draw Term Loan, whether outstanding as a Base Rate Loan, Fixed Rate Loan or Eurodollar Loan or otherwise permitted hereunder, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes, the Applications, the Collateral Documents, the Guaranties, and each other agreement, instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith, other than Hedge Agreements.

“Master Reaffirmation Agreement” means that certain Master Reaffirmation Agreement dated as of the Restatement Effective Date, by and among the Borrower, its Subsidiaries and the Administrative Agent.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, or condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Subsidiary to perform its material obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document, (ii) the rights and remedies of the Administrative Agent and the Lenders thereunder or (iii) the perfection or priority of any material Lien granted under any Collateral Document.

“Maximum Rate” is defined in Section 10.18 hereof.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means, collectively, each Mortgage and Security Agreement with Assignment of Rents and Open-End Mortgage and Security Agreement with Assignment of Rents between the Borrower and the Administrative Agent relating to the Borrower’s real property, fixtures and interests in real property owned in fee as of the Restatement Effective Date and any other mortgages or deeds of trust delivered to the Administrative Agent pursuant to Section 4.2 hereof, as the same may be amended, modified, supplemented or restated from time to time.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by such Person, net of (i) reasonable direct costs relating to such Disposition, (ii) sale, use or other transactional taxes (including, but not limited to, taxes directly resulting from the gains from such Disposition) paid or payable by such Person as a direct result of such Disposition, (iii) the principal amount of any Indebtedness that is secured by the asset subject to such Disposition and that is repaid in connection with such Disposition (other than Indebtedness under the Loan Documents) and (iv) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (b) with respect to any Event of Loss of a Person,  cash and cash equivalent proceeds received by Person (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of (i) reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments and (ii) the principal amount of any Indebtedness that is secured by the asset subject to such Event of Loss and that is repaid in connection with such Event of Loss (other than Indebtedness under the Loan Documents), and (c) with respect to any offering of equity securities of a Person or the issuance of any Indebtedness by a Person,  cash and cash equivalent proceeds received by or for such Person’s account, net of reasonable legal, underwriting, and other fees and expenses, discounts and commissions incurred as a direct result thereof.

“Net Income” means, with reference to any period, the net income (or net loss) of the Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that, there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Borrower or another Subsidiary, except to the extent that the Borrower has delivered the financial statements of the Acquired Business for such period, which financial statements shall have been audited by an independent accounting firm reasonably satisfactory to the Administrative Agent, and the Administrative Agent agrees to the inclusion of such net income (or net loss) of such Person and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has a equity interest in, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries during such period.

“Netting Cash” means cash which, as of any date of determination, (x) is subject to a first priority perfected Lien securing the Obligations in favor of the Administrative Agent and (y) does not exceed an aggregate amount equal to the anticipated payments of principal and interest of the Facilities during the immediately succeeding twelve (12) month period.

“Non-Consenting Lender” is defined in Section 10.11 hereof.

“Notes” is defined in Section 2.12.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any of its Subsidiaries arising under or in relation to any Loan Document (other than Excluded Swap Obligations), in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.  In addition to, but without duplication of, the foregoing, the Obligations shall include, without limitation, all obligations, liabilities and indebtedness arising from or in connection with (i) all Letters of Credit issued by a Lender, (ii) all Hedge Agreements entered into with any Eligible Swap Counterparty (other than Excluded Swap Obligations), and (iii) Funds Transfer and Deposit Account Liability.

“Original Closing Date” means May 10, 2011.

“Original Credit Agreement” is defined in the Recitals hereto.

“Participant” is defined in Section 10.10(d) hereof.

“Participating Interest” is defined in Section 2.3(d) hereof.

“Participating Lender” is defined in Section 2.3(d) hereof.

“Patriot Act” is defined in Section 5.24(b) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means for any Lender its Line of Credit Percentage or Term Loan Percentage, as applicable; and where the term “Percentage” is applied on an aggregate basis (including, without limitation, Section 9.6 hereof), such aggregate percentage shall be calculated by aggregating the separate components of the Line of Credit Percentage and Term Loan Percentage, and expressing such components on a single percentage basis.

“Permitted Lien” is defined in Section 6.12 hereof.

“Permitted Sale-Leaseback” is defined in Section 6.13(g) hereof.

“Permitted Strategic Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:

(a)                                 the Acquired Business is or will be in the same line of business engaged in as of the date of this Agreement by the Borrower and any of its Subsidiaries and has its primary operations in the United States of America or Canada;

(b)                                 the Acquisition shall not be a Hostile Acquisition;

(c)                                  the Borrower shall have notified the Administrative Agent and Lenders not less than fifteen (15) Business Days (or such shorter time period as may be agreed to by the Administrative Agent) prior to any such Permitted Strategic Acquisition;

(d)                                 if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, such Subsidiary shall be a Subsidiary organized under the laws of a jurisdiction in the United States and the Borrower shall have complied with the requirements of Section 4 hereof in connection therewith;

(e)                                  after giving effect to the Acquisition, no Default or Event of Default shall exist, including with respect to the covenants contained in Section 6.20 on a pro forma basis (calculated as of the date of, and after giving effect to, such Acquisition and the incurrence of any Indebtedness in connection therewith), and the Borrower shall have delivered to the Administrative Agent a compliance certificate in the form of Exhibit E attached hereto evidencing such compliance with Section 6.20; and

(f)                                   the Acquisition is consummated on terms and conditions and pursuant to documents satisfactory to the Administrative Agent in its reasonable discretion, and the Administrative Agent has given its prior written consent thereto.

“Person” means any natural person, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Premises” means the real property owned or leased by the Borrower or any Subsidiary, including, without limitation, the real property and improvements thereon owned by the Borrower or any Subsidiary subject to the Lien of the Mortgages or any other Collateral Documents.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Register” is defined in Section 10.10(c) hereof.

“Reimbursement Obligation” is defined in Section 2.3(c) hereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, financial advisors and consultants of such Person and of such Person’s Affiliates.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in Letters of Credit, Unused Line of Credit Commitments, CapEx Loan Commitments and Delayed Draw Term Loan Commitments constitute more than 50% of the sum of the total outstanding Loans, interests in Letters of Credit, Unused Line of Credit Commitments, CapEx Loan Commitments and Delayed Draw Term Loan Commitments; provided that, the Commitment of, and the portion of the outstanding Loans, interests in Letters of Credit, Unused Line of Credit Commitments, CapEx Loan Commitments and Delayed Draw Term Loan Commitments held or deemed held by, any Defaulting Lender shall, so long as such Lender is a Defaulting Lender, be excluded for purposes of making a determination of Required Lenders.

“Reserve Percentage” means, for any Borrowing of Eurodollar Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto.  For purposes of this definition, the Eurodollar Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

“Responsible Officer” means the chief executive officer, the chief financial officer, president, treasurer or assistant treasurer of the Borrower.

“Restatement Effective Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 3.2 shall be satisfied or waived in a manner reasonably acceptable to the Administrative Agent in its discretion.

“Restaurant-Level IBO” means, for any period, revenue less the cost of food, beverage, labor and restaurant operating costs; provided, however, the Administrative Agent reserves the right to exclude an amount up to $75,000 from any determination of Restaurant-Level IBO with respect to each leased restaurant location with respect to which Administrative Agent has requested but not received a landlord agreement in form and substance reasonably satisfactory to Administrative Agent on or before ninety (90) days after the later to occur of (x) the Restatement Effective Date, and (y) the first date upon which Borrower or its Subsidiary first leased such location.

“Reuters Screen LIBOR01 Page” means the display designated as the “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits (“BBA LIBOR”) or such other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time).

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

“Security Agreement” means that certain Guaranty, Pledge and Security Agreement dated of the Original Closing Date, by and among the Borrower and its U.S. Subsidiaries and the Administrative Agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time pursuant to the terms hereof.

“Senior Indebtedness” means, with respect to the Borrower as of any date of determination, the sum of (x) the average aggregate balance of outstanding Line of Credit Loans as of the last day of each month in the twelve month (or shorter period commencing on the Restatement Effective Date) period ended on the date of measurement, plus (y) L/C Obligations as of the date of measurement, whether or not then due and payable, plus (y) the outstanding principal balance of the Term Loan as of date of measurement.

“Senior Leverage Ratio” means, as of the date of determination thereof, the ratio of Senior Funded Debt of the Borrower and its Subsidiaries as of such date to Adjusted EBITDA for the period of four fiscal quarters then ended.

“Senior Funded Debt” means, at any time the same is to be determined, an amount equal to (x) the aggregate of all Senior Indebtedness of the Borrower and its Subsidiaries at such time determined on a consolidated basis in accordance with GAAP, less (y) the aggregate amount of Netting Cash at such time.

“Specified Preferred” means the Series A Convertible Preferred Stock of the Borrower issued pursuant to that certain Stock Purchase Agreement dated as of February 8, 2011 by and between Borrower and CDP, as amended prior to the Restatement Effective Date.

“Specified Properties” means real property in which the Borrower or any subsidiary has acquired a fee simple interest in connection with the opening of new business units or in connection with a Permitted Strategic Acquisition.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization.  Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

“Swap Obligation” means any Obligation with respect to a Swap Contract that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Term A Credit” means the credit facility for the Term A Loans described in Section 2.1(a) hereof.

“Term A Loan” is defined in Section 2.1(a) hereof and, as so defined, includes a Base Rate Loan, Fixed Rate Loan or a Eurodollar Loan, each of which is a “type” of Term A Loan hereunder.

“Term A Loan Commitment” means, as to any Lender, the obligation of such Lender to make its Term A Loan on the Restatement Effective Date in the principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof.  The Term A Loan Commitments of the Lenders aggregate $16,000,000 on the Restatement Effective Date.

“Term A Loan Maturity Date” means May 31, 2018, or such earlier date on which the Commitments terminate pursuant to Section 7.

“Term A Loan Percentage” means, for each Lender, the percentage of the Term A Loan Commitments represented by such Lender’s Term A Loan Commitment or, if the Term A Loan Commitments have been terminated or have expired, the percentage held by such Lender of the aggregate principal amount of all Term A Loans then outstanding.

“Term A Note” is defined in Section 2.12 hereof.

“Term Credit” means, as applicable, the Term A Credit, the CapEx Loan Credit and/or the Delayed Draw Term Loan Credit.

“Term Loan” means the Term A Loans, the CapEx Loans and/or the Delayed Draw Term Loans.

“Term Loan Commitment” means the Term A Loan Commitment, the CapEx Loan Commitment and/or the Delayed Draw Term Loan Commitment.

“Term Loan Percentage” means, for each Lender, the percentage of the Term Loan Commitments represented by such Lender’s Term Loan Commitment or, if the Term Loan

Commitments have been terminated or have expired, the percentage held by such Lender of the aggregate principal amount of all Term Loans then outstanding.

“Total Funded Debt” means, at any time the same is to be determined, an amount equal to (x) the aggregate of all Indebtedness of the Borrower and its Subsidiaries at such time determined on a consolidated basis in accordance with GAAP (including, in any event, all Senior Indebtedness), less (y) the aggregate amount of Netting Cash at such time.

“UCC” is defined in Section 1.2 hereof.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unused Line of Credit Commitments” means, at any time, the difference between the Line of Credit Commitments then in effect and the aggregate outstanding principal amount of Line of Credit Loans and L/C Obligations.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person (including, without limitation, general partners of a partnership), other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by any one or more of the Borrower and the Borrower’s other Wholly-Owned Subsidiaries at such time.

1.2                               Interpretation.  The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined.  The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All references to time of day herein are references to Cincinnati, Ohio, time unless otherwise specifically provided.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.  All terms that are used in this Agreement which are defined in the Uniform Commercial Code of the State of Illinois as in effect from time to time (“UCC”) shall have the same meanings herein as such terms are defined in the UCC, unless this Agreement shall otherwise specifically provide.

1.3                               Change in Accounting Principles.  If, after the date of this Agreement, there shall occur any change in GAAP (or reasonable interpretations of the application thereof by Persons party hereto or their respective accountants or other agents) from those used in the preparation of the financial statements referred to in Section 5.3 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles (or reasonable interpretations of the application thereof by Persons party hereto or their respective accountants or other agents), with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made.  No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles.  Until any such covenant, standard, or term is amended in accordance with this Section 1.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles.

Section 2.                                          The Credit Facilities.

2.1                               Term Loan Commitments.

(a)                                 Each Lender severally and not jointly agrees, subject to the terms and conditions hereof, to make a loan (each individually a “Term A Loan” and, collectively, the “Term A Loans”) in Dollars to the Borrowers in the amount of such Lender’s Term A Loan Commitment.  The Term A Loans shall be advanced in a single Borrowing on the Restatement Effective Date.  As provided in Section 2.5(a), and subject to the terms hereof, the Borrower may elect that all or any part of the Term A Loans be outstanding as Base Rate Loans, Fixed Rate Loans or Eurodollar Loans.  No amount of any Term A Loan may be reborrowed once it is repaid.  The Borrower acknowledges and agrees that, immediately prior to the effectiveness of this Agreement, the outstanding principal amount of the (x) “Term A Loan” under the Original Credit Agreement is $2,928,571.42, (y) “Delayed Draw Term Loan” under the Original Credit Agreement is $4,703,090.21, and (z) “Line of Credit Loans” under the Original Credit Agreement is $8,368,338.37, and that (i) all of the “Term A Loan” under the Original Credit Agreement is hereby deemed to have been, and hereby is, converted into a portion of the outstanding Term A Loan hereunder in like amount without constituting a novation, (ii) all of the “Delayed Draw Term Loan” under the Original Credit Agreement is hereby deemed to have been, and hereby is, converted into a portion of the outstanding Term A Loan hereunder in like amount without constituting a novation, (iii) all of the “Line of Credit Loans” under the Original Credit Agreement is hereby deemed to have been, and hereby is, converted into a portion of the outstanding Term A Loan hereunder in like amount without constituting a novation, and (iv) $0 of Term A Loan shall be advanced to the Borrower on the Restatement Effective Date.

(b)                                 Each Lender with a Delayed Draw Term Loan Commitment severally and not jointly agrees, subject to the terms and conditions hereof, to make a loan (each individually a “Delayed Draw Term Loan” and, collectively, the “Delayed Draw Term Loans”) in Dollars to the Borrower in up to six (6) installments, at any time prior to the Delayed Draw Term Loan Commitment Termination Date, in an amount equal to the Delayed Draw Term Loan Funding Amount.  As provided in Section 2.5(a), and subject to the terms hereof, the Borrower may elect that all or any part of the Delayed Draw Term Loans be outstanding as Base Rate Loans, Fixed

Rate Loans or Eurodollar Loans.  No amount of any Delayed Draw Term Loan may be reborrowed once it is repaid.  Borrower acknowledges and agrees that, immediately prior to the effectiveness of this Agreement, the outstanding principal amount of the “Delayed Draw Term Loans” under the Original Credit Agreement is $4,703,090.21, all of which hereby shall be deemed to have been, and hereby are, converted into a portion of the outstanding Term A Loan hereunder in like amount without constituting a novation.

(c)                                  Each Lender with a CapEx Loan Commitment severally and not jointly agrees, subject to the terms and conditions hereof, to make a loan (each individually a “CapEx Loan” and, collectively, the “CapEx Loans”) in Dollars to the Borrower, at any time prior to the CapEx Loan Commitment Termination Date, in an amount equal to the CapEx Loan Funding Amount.  As provided in Section 2.5(a), and subject to the terms hereof, the Borrower may elect that all or any part of the CapEx Loans be outstanding as Base Rate Loans, Fixed Rate Loans or Eurodollar Loans.

2.2                               Line of Credit Commitments.  Prior to the Line of Credit Termination Date, each Lender severally and not jointly agrees, subject to the terms and conditions hereof, to make Line of Credit Loans (each individually a “Line of Credit Loan” and, collectively, the “Line of Credit Loans”) in Dollars to the Borrower from time to time up to the amount of such Lender’s Line of Credit Commitment in effect at such time; provided, however, the sum of the aggregate principal amount of Line of Credit Loans and L/C Obligations at any time outstanding shall not exceed the sum of all Line of Credit Commitments in effect at such time.  Each Borrowing of Line of Credit Loans shall be made ratably by the Lenders in proportion to their respective Line of Credit Percentages.  As provided in Section 2.5(a), and subject to the terms hereof, the Borrower may elect that each Borrowing of Line of Credit Loans be Base Rate Loans or Eurodollar Loans.  Line of Credit Loans which are fully repaid in accordance with the terms of this Agreement may be reborrowed in accordance with the terms of this Agreement.  Borrower acknowledges and agrees that, immediately prior to the effectiveness of this Agreement, the outstanding principal amount of the “Line of Credit Loans” under the Original Credit Agreement is $8,368,338.37, all of which hereby shall be deemed to have been, and hereby are, converted into a portion of the outstanding Term A Loan hereunder in like amount without constituting a novation.

2.3                               Letters of Credit.

(a)                                 General Terms.  Subject to the terms and conditions hereof, as part of the Line of Credit, the L/C Issuer shall issue standby letters of credit (each a “Letter of Credit”) for the account of the Borrower and its Subsidiaries in an aggregate undrawn face amount up to the L/C Sublimit; provided, however, the sum of the Line of Credit Loans and L/C Obligations at any time outstanding shall not exceed the sum of all Line of Credit Commitments in effect at such time.  Each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Line of Credit Percentage of the amount of each drawing under a Letter of Credit and, accordingly, each Letter of Credit shall constitute usage of the Line of Credit Commitment of each Lender pro rata in an amount equal to its Line of Credit Percentage of the L/C Obligations then outstanding.

(b)                                 Applications.  At any time before the Line of Credit Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in Dollars, in form and substance reasonably acceptable to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or five (5) Business Days prior to the Line of Credit Termination Date, in an aggregate face amount not to exceed the L/C Sublimit, upon the receipt of a duly executed application for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”).  Notwithstanding anything contained in any Application to the contrary:  (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.13(b) hereof, and (ii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of 1.0% plus the higher of (x) the Applicable Margin plus the Base Rate from time to time in effect and (y) the per annum rate of interest applicable to Fixed Rate Loans hereunder (in each case computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed).  Without limiting the foregoing, the L/C Issuer’s obligation to issue, amend or extend the expiration date of a Letter of Credit is subject to the terms or conditions of this Agreement (including the conditions set forth in Section 3.1 and the other terms of this Section 2.3).

(c)                                  Auto-Renewal.  If the Borrower so requests in any applicable Application, the L/C Issuer ay, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon (the “Nonrenewal Notice Date”) at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such Renewal.  Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date that satisfies the requirements set forth in Section 2.3(b) above; provided, however, that the L/C Issuer shall not permit any such renewal if (i) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (ii) it has received notice on or before the day that is 5 Business Days before the Nonrenewal Notice Date (x) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (y) from the Administrative Agent, any Lender with a Line of Credit Commitment or the Borrower that one or more of the applicable conditions specified in Section 3.1 is not then satisfied.

(d)                                 The Reimbursement Obligations.  Subject to Section 2.3(b) hereof, the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit and this Agreement, except that reimbursement shall be made by no later than 2:00 p.m. (Cincinnati time) on the date when each drawing is to be paid if the Borrower has been informed of such drawing by the L/C Issuer on or before 11:30 a.m. (Cincinnati time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 11:30 a.m.

(Cincinnati time) on the date when such drawing is to be paid, by the end of such day, in immediately available funds at the Administrative Agent’s principal office in Cincinnati, Ohio or such other office as the Administrative Agent may designate in writing to the Borrower, and the Administrative Agent shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds.  If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations in the manner set forth in Section 2.3(d) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 2.3(d) below.  In addition, for the benefit of the Administrative Agent, the L/C Issuer and each Lender, the Borrower agrees that its obligations under this Section 2.3(c) and each Application shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the Applications, under all circumstances whatsoever, including without limitation (i) any lack of validity or enforceability of any Loan Document; (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Loan Document; (iii) the existence of any claim, set-off, defense or other right the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom a beneficiary may be acting), the Administrative Agent, the L/C Issuer, any Lender or any other Person, whether in connection with this Agreement, another Loan Document, the transaction related to the Loan Document or any unrelated transaction; (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (v) payment by the Administrative Agent or a L/C Issuer under a Letter of Credit against presentation to the Administrative Agent or a L/C Issuer of a draft or certificate that does not comply with the terms of the Letter of Credit, provided that the Administrative Agent’s or L/C Issuer’s determination that documents presented under the Letter of Credit comply with the terms thereof did not constitute bad faith, gross negligence or willful misconduct of the Administrative Agent or L/C Issuer; or (vi) any other act or omission to act or delay of any kind by the Administrative Agent or a L/C Issuer, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.3(c), constitute a legal or equitable discharge of the Borrower’s obligations hereunder or under an Application.

(e)                                  The Participating Interests.  Each Lender (other than the Lender acting as L/C Issuer) severally and not jointly agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided participating interest (a “Participating Interest”) to the extent of its Line of Credit Percentage in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer.  Upon Borrower’s failure to pay any Reimbursement Obligation on the date and at the time required, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Cincinnati time), or not later than 1:00 p.m. (Cincinnati time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Line of Credit Percentage of such unpaid Reimbursement Obligation together with interest on such amount accrued from the date the L/C Issuer made the related payment to the date of such payment by such Participating Lender at a rate per annum equal to:  (i) from the date the L/C Issuer made the related payment to the date 2 Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day.  Each such Participating Lender shall, after making its appropriate payment, be entitled to receive its Line of Credit Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Line of Credit Percentage thereof as a Lender hereunder.

The several obligations of the Participating Lenders to the L/C Issuer under this Section 2.3 shall be absolute, irrevocable and unconditional under any and all circumstances and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or has had against the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person.  Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Line of Credit Commitment of any Lender, and each payment by a Participating Lender under this Section 2.3 shall be made without any offset, abatement, withholding or reduction whatsoever.

(f)                                   Indemnification.  The Participating Lenders shall, to the extent of their respective Line of Credit Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the L/C Issuer’s bad faith, gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it.  The obligations of the Participating Lenders under this Section 2.3(e) and all other parts of this Section 2.3 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(g)                                  Manner of Requesting a Letter of Credit.  The Borrower shall provide at least three (3) Business Days’ advance written notice to the Administrative Agent (or such lesser notice as the Administrative Agent and the L/C Issuer may agree in their sole discretion) of each request for the issuance of a Letter of Credit, each such notice to be accompanied by a properly completed and executed Application for the requested Letter of Credit and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form reasonably acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement.  The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of a Letter of Credit.

(h)                                 Application.  In the event of any conflict between the provisions contained in this Agreement and the other Loan Documents, on the one hand, and the provisions contained in any Application, on the other hand, the provisions contained in this Agreement and the other Loan Documents shall control.

2.4                               Applicable Interest Rates.

(a)                                 Base Rate Loans and Fixed Rate Loans.  Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or created by conversion from a Eurodollar Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to either (x) the sum of the Applicable Margin plus the Base Rate from time to time in effect, or (y) solely with respect to Term Loans, six and three quarters percent (6.75%), in either case payable in arrears on the last Business Day of each month and at maturity (whether by acceleration or otherwise).

(b)                                 Eurodollar Loans.  Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan or Fixed Rate Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable in arrears on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.

(c)                                  Default Rate.  While any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans owing by it at a rate per annum equal to:

(i)                                     for any Base Rate Loan, the sum of 2.0% per annum plus the Applicable Margin plus the Base Rate from time to time in effect;

(ii)                                  for any Fixed Rate Loan, the sum of 2.0% per annum plus the per annum rate of interest applicable to Fixed Rate Loans from time to time hereunder; and

(iii)                               for any Eurodollar Loan, the sum of 2.0% per annum plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 1.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

provided, however, that in the absence of acceleration, any increase in interest rates pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower.  While any Event of Default exists or after acceleration, accrued interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

(d)                                 Rate Determinations.  The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

It being agreed by all parties hereto that all accrued interest under the Original Credit Agreement shall be repaid on the Restatement Effective Date and that no loss or expense with respect to such accrued interest shall be payable by the Borrower.

2.5                               Manner of Borrowing Loans and Designating Applicable Interest Rates.

(a)                                 Notice to the Administrative Agent.  The Borrower shall give notice to the Administrative Agent by no later than 12:00 noon (Cincinnati time):  (i) at least 3 Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans or Fixed Rate Loans.  The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice.  Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to Section 2.6 hereof, a portion thereof, as follows:  (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or Fixed Rate Loans or (ii) if such Borrowing is of Base Rate Loans or Fixed Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower or into Base Rate Loans or Fixed Rate Loans.  The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent.  Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans or Fixed Rate Loans into Eurodollar Loans must be given by no later than 12:00 noon (Cincinnati time) at least 3 Business Days before the date of the requested continuation or conversion.  All notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto.  The Borrower agrees that the Administrative Agent may rely on any such telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is an Responsible Officer without the necessity of independent investigation (the Borrower hereby indemnifies the Administrative Agent from any liability or loss ensuing from such reliance) and, in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b)                                 Notice to the Lenders.  The Administrative Agent shall give prompt telephonic or telecopy notice to each Lender of any notice from the Borrower received pursuant to Section 2.5(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c)                                  Borrower’s Failure to Notify; Automatic Continuations and Conversions.  If the Borrower fails to give proper notice of the continuation or conversion of any outstanding Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.5(a) or, whether or not such notice has been given, one or more of the conditions set forth in Section 3.1 for the continuation or conversion of a Borrowing of Eurodollar Loans would not be satisfied, and such Borrowing is not prepaid in accordance with Section 2.8(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans.  In the event the Borrower fails to give notice pursuant to Section 2.5(a) of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 1:00 p.m. (Cincinnati time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Line of Credit on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

(d)                                 Disbursement of Loans.  Not later than 1:00 p.m. (Cincinnati time) on the date of any requested advance of a new Borrowing, subject to Section 3 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Cincinnati, Ohio.  The Administrative Agent shall promptly make the proceeds of each new Borrowing available to the Borrower at the Administrative Agent’s principal office in Cincinnati, Ohio.

(e)                                  Administrative Agent Reliance on Lender Funding.  Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans or Fixed Rate Loans, by 1:00 p.m. (Cincinnati time) on the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent, in reliance upon such assumption may (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to:  (i) from the date the related advance was made by the Administrative Agent to the date 2 Business Days after payment by such Lender is due hereunder, the greater of, for each such day, (x) the Federal Funds Rate and (y) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any standard administrative or processing fees charged by the Administrative Agent in connection with such Lender’s non-payment and (ii) from the date 2 Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.  If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 8.1 hereof so that the Borrower will have no liability under such Section with respect to such payment.

2.6                               Minimum Borrowing Amounts; Maximum Eurodollar Loans.  Each Borrowing of Base Rate Loans and Fixed Rate Loans advanced under a Credit shall be in an amount not less than $250,000 such greater amount that is an integral multiple of $50,000.  Each Borrowing of Eurodollar Loans advanced, continued or converted under a Credit shall be in an amount equal to $1,000,000 or such greater amount that is an integral multiple of $100,000.  Without the Administrative Agent’s consent, there shall not be more than five Borrowings of Eurodollar Loans outstanding at any one time.

2.7                               Maturity of Loans.

(a)                                 Scheduled Payments of Term A Loans.  The Term A Loan shall be paid, for the account of each Lender pro rata according to its Term A Loan Percentage thereof, in the installments and on the dates set forth below:

Date	Installment
September 30, 2013	$200,000
December 31, 2013	$200,000
March 31, 2014	$200,000
June 30, 2014	$200,000
September 30, 2014	$300,000
December 31, 2014	$300,000
March 31, 2015	$300,000
June 30, 2015	$300,000
September 30, 2015	$400,000
December 31, 2015	$400,000
March 31, 2016	$400,000
June 30, 2016	$400,000
September 30, 2016	$400,000
December 31, 2016	$400,000
March 31, 2017	$400,000
June 30, 2017	$400,000
September 30, 2017	$400,000
December 31, 2017	$400,000
March 31, 2018	$400,000
May 31, 2018	$9,600,000

Notwithstanding the foregoing, the outstanding principal balance of the Term A Loan shall be paid in full on the Term A Loan Maturity Date.

(b)                                 Delayed Draw Term Loans.  The Delayed Draw Term Loan shall be paid, for the account of each Lender pro rata according to its Delayed Draw Term Loan Percentage thereof, in the installments and on the dates set forth below:

Installment
Date	(expressed as a percentage of the outstanding principal amount of Delayed Draw Term Loans outstanding as of such date)
September 30, 2013	0%
December 31, 2013	1.25%
March 31, 2014	1.25%
June 30, 2014	1.25%
September 30, 2014	1.25%
December 31, 2014	1.875%
March 31, 2015	1.875%
June 30, 2015	1.875%
September 30, 2015	1.875%
December 31, 2015	2.50%
March 31, 2016	2.50%
June 30, 2016	2.50%
September 30, 2016	2.50%
December 31, 2016	2.50%
March 31, 2017	2.50%
June 30, 2017	2.50%
September 30, 2017	2.50%
December 31, 2017	2.50%
March 31, 2018	2.50%
May 31, 2018	62.50%

Notwithstanding the foregoing, (i) to the extent the Delayed Draw Term Loan is funded in full prior to the Delayed Draw Term Loan Commitment Termination Date, the scheduled amortization payments set forth above shall begin on the last day of the first fiscal quarter ended thereafter and (ii) the outstanding principal balance of the Delayed Draw Term Loan shall be paid in full on the Delayed Draw Term Loan Maturity Date.

(c)                                  Line of Credit Loans.  The Line of Credit Loans shall be paid in equal monthly installments commencing on March 31 of the Line of Credit Loan Year immediately following such Line of Credit Loan Year and on the last day of each calendar quarter ending thereafter, in each case in an amount sufficient to fully amortize the principal balance thereof as of January 5 of the Line of Credit Loan Year immediately following such Line of Credit Loan Year over an eighty four (84) month amortization period that commences on January 1 of the Line of Credit Loan Year immediately following such Line of Credit Loan Year; it being further agreed that a final payment comprised of all principal and interest not sooner paid on the Line of Credit Loans, shall be due and payable on May 31, 2018, the final maturity thereof.  Each principal payment on the Line of Credit Loans shall be applied to the Lenders holding the Line of Credit Loans pro rata based upon their Line of Credit Loan Percentages.

(d)                                 CapEx Loans.  The CapEx Loans shall be paid in equal monthly installments commencing on March 31 of the CapEx Loan Year immediately following such CapEx Loan Year and on the last day of each calendar quarter ending thereafter, in each case in an amount sufficient to fully amortize the principal balance thereof as of January 5 of the CapEx Loan Year immediately following such CapEx Loan Year over an eighty four (84) month amortization period that commences on January 1 of the CapEx Loan Year immediately following such CapEx Loan Year; it being further agreed that a final payment comprised of all principal and interest not sooner paid on the CapEx Loans, shall be due and payable on the CapEx Loan Maturity Date.  Each principal payment on the CapEx Loans shall be applied to the Lenders holding the CapEx Loans pro rata based upon their CapEx Loan Percentages.

2.8                               Prepayments.

(a)                                 Voluntary.  The Borrower may prepay without premium or penalty (except as set forth in Section 8.1 below) and in whole or in part any Borrowing of Eurodollar Loans at any time upon 3 Business Days prior notice by the Borrower to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans or Fixed Rate Loans, notice delivered by the Borrower to the Administrative Agent no later than 12:00 noon (Cincinnati time) on the date of prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans or Eurodollar Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 8.1; provided, however, (x) the Borrower may not partially repay a Borrowing (i) if such Borrowing is of Base Rate Loans or Fixed Rate Loans, in a principal amount less than $500,000, (ii) if such Borrowing is of Eurodollar Loans, in a principal amount less than $1,000,000, and (iii) in each case, unless it is in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.6 remains outstanding and (y) the Borrower may rescind or postpone any notice of prepayment if such prepayment would have resulted from a refinancing of all of the Loans, if such refinancing or other repayment shall not be consummated or otherwise shall be delayed.

(b)                                 Mandatory.

(i)                                     If the Borrower or any Subsidiary shall at any time or from time to time make a Disposition or shall suffer an Event of Loss resulting in Net Cash Proceeds in an amount exceeding $100,000 in any fiscal year, then (x) the Borrower shall promptly notify the Administrative Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by the Borrower or such Subsidiary in respect thereof) and (y) promptly upon receipt by the Borrower or the Subsidiary of the Net Cash Proceeds of such Disposition or such Event of Loss, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds; provided, in the case of (x) each Disposition and Event of Loss, if the Borrower states in its notice of such event that the Borrower or the applicable Subsidiary intends to invest or reinvest, as applicable, within 180 days of the applicable Disposition or receipt of Net Cash Proceeds from an Event of Loss, the Net Cash Proceeds thereof in similar like-kind assets or other assets used or useful in the Borrower and its Subsidiaries’ business other than inventory, then so long as no Default or Event of Default then exists, the Borrower shall not be required to make a mandatory prepayment under this Section in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually invested or reinvested as described in the Borrower’s notice with such 180-day period, and promptly after the end of such 180-day period, the Borrower shall promptly prepay the Obligations in the amount of such Net Cash Proceeds not so invested or reinvested and (y) Net Cash Proceeds constituting proceeds of business interruption insurance maintained the Borrower or applicable Subsidiary following an Event of Loss, no mandatory prepayment of such Net Cash Proceeds shall be required under this clause (i).  The amount of each such prepayment shall be applied first to the outstanding Term Loans until paid in full and then to the Line of Credit Loans (without any reduction in the Line of Credit Commitments) until paid in full.

(ii)                                  If after the Closing Date the Borrower or any Subsidiary shall issue any new equity securities (other than (A) Specified Preferred issued to CIC Partners and its Controlled Investment Affiliates, (B) equity securities issued to satisfy local licensing requirements, (C) equity securities issued in connection with the exercise of employee stock options, and (D) equity securities issued to the seller of an Acquired Business in connection with an Acquisition permitted by the terms hereof, if any) or incur any Indebtedness other than that permitted by Section 6.11 hereof, the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance or incurrence to be received by the Borrower or such Subsidiary in respect thereof.  Promptly upon receipt by the Borrower or such Subsidiary of Net Cash Proceeds of such issuance or incurrence the Borrower shall prepay the Obligations in the amount equal to (x) twenty five percent (25%) of such Net Cash Proceeds from the issuance of such new equity securities and (y) one hundred percent (100%) of the Net Cash Proceeds of the incurrence of any such Indebtedness.  The amount of each such prepayment shall be applied first to the outstanding Term A Loans, CapEx Loans and Delayed Draw Term Loans pro rata until paid in full and then to the Line of Credit Loans (without any reduction in the Line of Credit Commitments) until paid in full.  The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 6.11 or any other terms of this Agreement.

(iii)                               On or before the date that is thirty (30) days after the date annual financial statements are required to be delivered pursuant to Section 6.1(b) of each fiscal year, beginning with the fiscal year ending on or about December 31, 2013, the Borrower shall prepay the then-outstanding Loans by an amount equal to (x) the applicable ECF Percentage for the most recently completed fiscal year of the Borrower, multiplied by (y) Cash Flow of Borrower and its Subsidiaries for such fiscal year (or, in the case of the fiscal year ending on or about December 31, 2013, for the period commencing on the first day of the first month following the Restatement Effective Date through the end of such fiscal year) .  The amount of each such prepayment shall be applied first to the outstanding Term Loans until paid in full and then to the Line of Credit Loans (without reduction of the Line of Credit Commitment) until paid in full.  Any voluntary prepayments of principal of the Term Loans made during any year shall reduce, by the amount of such voluntary prepayments, the amount required to be paid by the Borrower under this Section 2.8(b)(iii) during the year immediately subsequent to the year such voluntary prepayments were made; provided that, the amount required to be paid under this Section 2.8(b)(iii) shall not in any event be reduced to less than zero, and no such voluntary prepayments shall reduce payments required to be made under this Section 2.8(b)(iii) in any year following the year immediately subsequent to the year such voluntary payments were made.

(iv)                              The Borrower shall, on each date the Line of Credit Commitments are reduced pursuant to Section 2.10, prepay the Line of Credit Loans and, if necessary, prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Line of Credit Loans and L/C Obligations then outstanding to the amount to which the Line of Credit Commitments have been so reduced.

(c)                                  Application of Prepayments.  Unless the Borrower otherwise directs, prepayments of Loans under Sections 2.8(a) and (b) shall be applied first pro rata to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Fixed Rate Loans and Eurodollar Loans in the order in which their Interest Periods expire.  Each prepayment of Loans under Section 2.8(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans or Eurodollar Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 8.1.  Each prefunding of L/C Obligations shall be made in accordance with Section 7.4.  Subject to Section 2.9, any prepayments of Term Loans pursuant to Section 2.8(a) and any prepayments pursuant to Section 2.8(b)(i) (other than prepayments of Line of Credit Loans as set forth therein), 2.8(b)(ii) or (2.8(b)(iii) shall be applied first to prepay all remaining installments of the Term Loans pro rata against all such scheduled installments based upon the respective amounts thereof and second to prepay outstanding Line of Credit Loans (without any corresponding reduction of the Line of Credit Commitment).

(d)                                 Defaulting Lenders.  Until such time as the Default Excess (as defined below) with respect to any Defaulting Lender has been reduced to zero, (i) any voluntary prepayment of the Loans pursuant to Section 2.8(a) shall, if the Borrower so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no loans outstanding and the Commitments of such Defaulting Lender were zero and (ii) any mandatory prepayment of the Loans pursuant to Section 2.8(b) shall, if the Borrower so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender as if such Defaulting Lender has funded all Defaulted Loans of such Defaulting Lender), it being understood and agreed that the Borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (c).  “Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Percentage of the aggregate outstanding principal amount of the applicable Loans of all the applicable Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of the applicable Loans of such Defaulting Lender.

(e)                                  The Administrative Agent will promptly advise each Lender of any notice of prepayment it receives from the Borrower.

2.9                               Place and Application of Payments.  All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 12:00 Noon (Cincinnati time) on the due date thereof at the office of the Administrative Agent in Cincinnati, Ohio (or such other location as the Administrative Agent may designate to the Borrower) for the benefit of the Lender or Lenders entitled thereto.  Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day.  All such payments shall be made in Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.

Anything contained herein to the contrary notwithstanding, (x) pursuant to the exercise of remedies under Sections 7.2 and 7.3 hereof or (y) after written instruction by the Required Lenders after the occurrence and during the continuation of an Event of Default, all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders shall be remitted to the Administrative Agent and distributed as follows:

(a)                                 first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, and in any event all costs and expenses of a character, in each case, which the Borrower has agreed to pay the Administrative Agent under Section 10.13 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b)                                 second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d)                                 third, to the payment of principal on the Loans, unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 7.4 hereof (until the Administrative Agent is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations), and Hedging Liability, the aggregate amount paid to, or held as collateral security for, the Lenders and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(e)                                  fourth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower and its Subsidiaries secured by the Collateral Documents (including, without limitation, Funds Transfer and Deposit Account Liability) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(f)                                   fifth, to the Borrower or whoever else may be lawfully entitled thereto.

2.10                        Commitment Terminations.  Voluntary.  The Borrower shall have the right at any time and from time to time, upon 3 Business Days prior written notice to the Administrative Agent, to terminate the Line of Credit Commitments in whole or in part, any partial termination to be (i) in an amount not less than $500,000 or any greater amount that is an integral multiple of $100,000 and (ii) allocated ratably among the Lenders in proportion to their respective Line of Credit Percentages, provided that the Line of Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Line of Credit Loans and of L/C Obligations then outstanding unless accompanied by a prepayment pursuant to Section 2.8(b)(iv).  Any termination of the Line of Credit Commitments below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount.  The Administrative Agent shall give prompt notice to each Lender of any such termination of the Line of Credit Commitments.  Any termination of the Commitments pursuant to this Section 2.10 may not be reinstated; provided that the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the Loans, which refinancing or other repayment shall not be consummated or otherwise shall be delayed.

2.11                        Reserved.

2.12                        Evidence of Indebtedness.

(a)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)                                 The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and, with respect to Eurodollar Loans, the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)                                  The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall, absent manifest error, be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)                                 Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D-1 (in the case of its Term A Loan and referred to herein as a “Term A Note”), D-2 (in the case of its Line of Credit Loans and referred to herein as a “Line of Credit Note”), or Exhibit D-3 (in the case of its Delayed Draw Term Loan and referred to herein as a “Delayed Draw Term Note”), or Exhibit D-4 (in the case of its CapEx Loan and referred to herein as a “CapEx Loan Note”), as applicable (the Term A Notes, the Line of Credit Notes, the Delayed Draw Term Loan Notes and the CapEx Loan Nots being hereinafter referred to collectively as the “Notes” and individually as a “Note”).  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender in the amount of the Term A Loan, Line of Credit Commitment, the Delayed Draw Term Loan or CapEx Loan, as applicable.  Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 10.10) be represented by one or more Notes payable to the payee named therein or any assignee pursuant to Section 13.12, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

2.13                        Fees.

(a)                                 Line of Credit Commitment Fee.  The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders according to their Line of Credit Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Line of Credit Commitments; provided however, that no commitment fee shall accrue to the Unused Line of Credit Commitment of a Defaulting Lender, or be payable for the benefit of such Lender, so long as such Lender shall be a Defaulting Lender.  Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September and December in each year (commencing on the first such date occurring after the date hereof) and on the Line of Credit Termination Date, unless the Line of Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b)                                 Letter of Credit Fees.  On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 2.3 hereof, the Borrower shall pay to the L/C Issuer for its own account a fronting fee equal to 0.25% of the face amount of (or of the increase in the face amount of) such Letter of Credit.  Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the date hereof, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders according to their Line of Credit Percentages, a letter of credit fee at a rate per annum equal to three and one quarter percent (3.25%) (computed on the basis of a year of 360 days and the actual number of days elapsed) applied to the daily average face amount of Letters of Credit outstanding during such quarter; provided that, while any Event of Default exists or after acceleration, such rate shall increase by 2% over the rate otherwise payable and such fee shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders; provided, however, that in the absence of acceleration, any rate increase pursuant to the foregoing proviso shall be made at the direction of the Administrative Agent, acting at the request or with the consent of the Required Lenders; provided further, that no letter of credit fee shall accrue to the Line of Credit Percentage of a Defaulting Lender, or be payable for the benefit of such Lender, so long as such Lender shall be a Defaulting Lender.  In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard drawing, negotiation, amendment, transfer and other administrative fees for each Letter of Credit.  Such standard fees referred to in the preceding sentence may be established by the L/C Issuer from time to time.

(c)                                  Closing Fee.  Fifth Third Bank shall receive on the Closing Date, for its own use and benefit, a closing fee in an amount equal to $125,000, which closing fee shall be deemed non-refundable and fully-earned when paid.

(d)                                 Audit Fees.  The Borrower shall pay to the Administrative Agent for its own use and benefit reasonable out-of-pocket charges for audits of the Collateral performed after the Closing Date by the Administrative Agent or its agents or representatives in such amounts as the Administrative Agent may from time to time request (the Administrative Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits); provided, however, (x) field exams will be charged at a rate of $850 per man-day plus reasonable out-of-pocket expenses, and (y) in the absence of any Event of Default, the Administrative Agent may not conduct more than two such audits per calendar year and the Borrower shall not be required to pay the Administrative Agent for more than one such audit per calendar year.

(e)                                  Delayed Draw Term Loan Commitment Fee.  The Borrower shall pay to the Administrative Agent, for the ratable account of the Lenders according to their Delayed Draw Term Loan Percentages, a commitment fee (the “Delayed Draw Term Loan Commitment Fee”) in an amount equal to the aggregate undrawn Delayed Draw Term Loan Commitment multiplied by one half of one percent (0.50%) per annum.  The Delayed Draw Term Loan Commitment Fee provided in this subsection 2.13(e) shall be payable monthly in arrears on the first day of each calendar month (commencing on the first such date occurring after the Restatement Effective Date) at all times from and after the Restatement Effective Date until the Delayed Draw Term Loan Commitment Termination Date.

(f)                                   CapEx Loan Commitment Fee.  The Borrower shall pay to the Administrative Agent, for the ratable account of the Lenders according to their CapEx Loan Percentages, a commitment fee (the “CapEx Loan Commitment Fee”) in an amount equal to the aggregate undrawn CapEx Loan Commitment multiplied by one half of one percent (0.50%) per annum.  The CapEx Loan Commitment Fee provided in this subsection 2.13(f) shall be payable monthly in arrears on the first day of each calendar month (commencing on the first such date occurring after the Restatement Effective Date) at all times from and after the Restatement Effective Date until the CapEx Loan Commitment Termination Date.

2.14                        Account Debit.  The Borrower hereby irrevocably authorizes the Administrative Agent to charge any of the Borrower’s deposit accounts maintained with the Administrative Agent for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrower acknowledges and agrees that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to the Borrower or any other Person for the Administrative Agent’s failure to do so.  Without limiting the generality of the foregoing, the parties hereto hereby acknowledge and agree that, to the extent operating costs relating to demand deposit accounts maintained by the Borrower or any of its Subsidiaries exceed the earnings credit associated with the available account balances in any one month, the deficiency will constitute Obligations hereunder.

Section 3.                                          Conditions Precedent.

The obligation of each Lender to amend and restate the Original Credit Agreement, continue hereunder any “Loans” it made under the Original Credit Agreement, and advance any additional Loan or of the L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to the following conditions precedent:

3.1                               All Credit Events.  At the time of each Credit Event hereunder:

(a)                                 each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects (except to the extent any such representations or warranties are already qualified by materiality, in which event they shall be true and correct in all respects) as of said time, except to the extent the same expressly relate to an earlier date, in which case they are true and correct in all material respects (except to the extent any such representations or warranties are already qualified by materiality, in which event they shall be true and correct in all respects) as of such date;

(b)                                 no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c)                                  after giving effect to any requested extension of credit under the Line of Credit, the aggregate principal amount of all Line of Credit Loans and L/C Obligations under this Agreement shall not exceed the aggregate Line of Credit Commitments;

(d)                                 in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 2.5 hereof, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application together with any fees called for by Section 2.13 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form reasonably acceptable to the L/C Issuer together with fees called for by Section 2.13 hereof; and

(e)                                  after giving pro forma effect to any Credit Event (or the incurrence of any L/C Obligations), the ratio of (a) Senior Funded Debt of the Borrower and its Subsidiaries as of such date to (b) the sum of (x) Adjusted EBITDA for the most recent twelve month period ending on or prior to such date for which financial statements have been delivered pursuant hereto, plus (y) regularly-scheduled cash payments made with respect to Capitalized Lease Obligations for such period, would be less than or equal to a ratio equal to (x) the maximum permitted Senior Leverage Ratio pursuant to Section 6.20 hereof as of the last day of the most recent calendar quarter less (y) 0.25.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in subsections (a) through (e) above.

3.2                               Initial Credit Event.  Before or concurrently with the initial Credit Event:

(a)                                 the Administrative Agent shall have received the Collateral Documents requested by Administrative Agent;

(b)                                 the Administrative Agent shall have received evidence of insurance required to be maintained under the Loan Documents, naming the Administrative Agent as additional insured and mortgagee and lender loss payee, as applicable;

(c)                                  the Administrative Agent shall have received copies of the Borrower’s certificate of formation, certificate of organization, operating agreement, articles of incorporation and bylaws, as applicable (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary, Assistant Secretary or Chief Financial Officer and, with respect to organizational documents filed with a Governmental Authority, by the applicable Governmental Authority;

(d)                                 the Administrative Agent shall have received copies of resolutions of the Borrower’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the Borrower’s behalf, all certified in each instance by its Secretary, Assistant Secretary or Chief Financial Officer;

(e)                                  the Administrative Agent shall have received copies of the certificates of good standing, or nearest equivalent in the relevant jurisdiction, for the Borrower (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of state or other appropriate governmental department or agency of the state of its formation, incorporation or organization, as applicable, and of each state in which it is qualified to do business as a foreign partnership corporation or organization;

(f)                                   the Administrative Agent shall have received a list of Responsible Officers of the Borrower who are authorized to execute and deliver Loan Documents (which list may be in the form of an incumbency certificate in form reasonably acceptable to the Administrative Agent);

(g)                                  the Administrative Agent shall have received for itself and for the Lenders the initial fees called for by Section 2.13 hereof;

(h)                                 [Reserved];

(i)                                     [Reserved];

(j)                                    [Reserved];

(k)                                 [Reserved];

(l)                                     [Reserved];

(m)                             [Reserved];

(n)                                 [Reserved];

(o)                                 [Reserved];

(p)                                 the capital and organizational structure of the Borrower shall be reasonably satisfactory to the Administrative Agent;

(q)                                 the Administrative Agent shall have received such evaluations and certifications as it may reasonably require in order to satisfy itself as to the value of the Collateral, the financial condition of the Borrower and the Sellers, and the lack of material contingent liabilities of the Borrower;

(r)                                    the Administrative Agent shall have received financing statement and, as appropriate, tax and judgment lien search results against the Property of the Borrower, and each of the Sellers evidencing the absence of Liens on its Property except for Permitted Liens;

(s)                                   to the extent applicable, the Administrative Agent shall have received pay-off and lien release letters from secured creditors of the Borrower (other than holders of Permitted Liens) setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of the Borrower) and containing an undertaking to cause to be delivered to the Administrative Agent UCC termination statements, mortgage releases and any other lien release instruments necessary to release Liens on the assets of the Borrower, which pay-off and lien release letters shall be in form and substance reasonably acceptable to the Administrative Agent;

(t)                                    since December 31, 2012, there has been no material adverse change in the financial condition or operations of the Borrower;

(u)                                 the Administrative Agent shall have received the written opinions of counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent; and

(v)                                 the Administrative Agent shall have received such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.

3.3                               Delayed Draw Term Loan Credit Event.  The obligation of each Lender with a Delayed Draw Term Loan Commitment to fund any portion of the Delayed Draw Term Loan is subject to the satisfaction of the following conditions precedent on the date thereof:

(a)                                 the Borrower shall have satisfied all of the conditions precedent to the making of a Credit Event set forth in Section 3.1 (other than the condition set forth in Section 3.1(e));

(b)                                 both before and after giving effect to such Delayed Draw Term Loan and the Acquisition of any restaurant to be funded thereby, the Borrower and its Subsidiaries will be in compliance on a pro forma basis with the financial covenants set forth in Section 6.20;

(c)                                  the Borrower shall have paid all fees, expenses and other amounts then due and payable under each Loan Document;

(d)                                 the proceeds of the Delayed Draw Term Loan are used solely to pay the purchase price due and owing in connection with an Approved Property Acquisition and fees and expenses incurred in connection therewith, including, but not limited to, construction and closing costs, if any;

(e)                                  the amount of the Delayed Draw Term Loan borrowed does not exceed the Delayed Draw Term Loan Funding Amount;

(f)                                   the Administrative Agent shall have received, if so requested by a Lender, a Delayed Draw Term Note evidencing such Lender’s Loans;

(g)                                  the requested funding date of the Delayed Draw Term Loan occurs on or prior to the Delayed Draw Term Loan Commitment Termination Date; and

(h)                                 the Borrower has delivered all documents requested by the Administrative Agent in its reasonable discretion.

3.4                               CapEx Loan Credit Event.  The obligation of each Lender with a CapEx Loan Commitment to fund any portion of the CapEx Loan is subject to the satisfaction of the following conditions precedent on the date thereof:

(a)                                 the Borrower shall have satisfied all of the conditions precedent to the making of a Credit Event set forth in Section 3.1 (other than the condition set forth in Section 3.1(e));

(b)                                 both before and after giving effect to such CapEx Loan and the making of any Capital Expenditures to be funded therewith, the Borrower and its Subsidiaries will be in compliance on a pro forma basis with the financial covenants set forth in Section 6.20 (after decreasing the then applicable compliance level by 0.25 in the case of Section 6.20(b));

(c)                                  the Borrower shall have paid all fees, expenses and other amounts then due and payable under each Loan Document;

(d)                                 the proceeds of the CapEx Loan are used solely to pay the purchase price due and owing in connection with a Capital Expenditure and fees and expenses incurred in connection therewith;

(e)                                  the amount of the CapEx Loan borrowed does not exceed the Cap Ex Loan Funding Amount;

(f)                                   the Administrative Agent shall have received, if so requested by a Lender, a Cap Ex Loan Note evidencing such Lender’s Loans;

(g)                                  the requested funding date of the CapEx Loan occurs on or prior to the CapEx Loan Commitment Termination Date; and

(h)                                 the Borrower has delivered all documents requested by the Administrative Agent in its reasonable discretion.

Section 4.                                          The Collateral and Guaranties.

4.1                               Collateral.  The Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall be secured by (a) valid, perfected, and enforceable Liens on all right, title, and interest of the Borrower and each Subsidiary in all capital stock and other equity interests held by such Person in each of its Subsidiaries, whether now owned or hereafter formed or acquired, and all proceeds thereof, and (b) valid, perfected, and enforceable Liens on all right, title, and interest of the Borrower and each Subsidiary in all personal property, fixtures, and real estate, whether now owned or hereafter acquired or arising, and all proceeds thereof; provided, however, that:  (i) the Lien of the Administrative Agent on Property subject to a Capital Lease or conditional sale agreement or subject to a purchase money lien, in each instance to the extent permitted hereby, shall be subject to the rights of the lessor or lender thereunder, (ii) until a Default or Event of Default has occurred and is continuing and thereafter until otherwise required by the Administrative Agent or the Required Lenders, Liens on Exempt Accounts, (iii) until a Default or Event of Default has occurred and is continuing and thereafter until otherwise required by the Administrative Agent or the Required Lenders, Liens on vehicles which are subject to a certificate of title law need not be perfected provided that the total value of such property at any one time not so perfected shall not exceed $100,000 in the aggregate and (iv) the Lien of the Administrative Agent shall not extend to the Excluded Property (as defined in the Security Agreement).

4.2                               Liens on Real Property.  In the event that the Borrower or any Subsidiary owns in fee or hereafter acquires a fee interest in any real property, with a fair market value in excess of $750,000 the Borrower shall, or shall cause such Subsidiary to, execute and deliver to the Administrative Agent (or a security trustee therefor) a mortgage or deed of trust acceptable in form and substance reasonably satisfactory to the Administrative Agent for the purpose of granting to the Administrative Agent a Lien on such real property to secure the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, shall pay all taxes, costs, and expenses incurred by the Administrative Agent in recording such mortgage or deed of trust, and, to the extent requested by the Administrative Agent, shall supply to the Administrative Agent at the Borrower’s cost and expense a survey, environmental report, hazard insurance policy, appraisal report, and a mortgagee’s policy of title insurance from a title insurer reasonably acceptable to the Administrative Agent insuring the validity of such mortgage or deed of trust and its status as a first Lien (subject to Permitted Liens) on the real property encumbered thereby and such other instrument, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

4.3                               Guaranties.  The payment and performance of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall at all times be jointly and severally guaranteed by each direct and indirect Subsidiary of the Borrower pursuant to one or more guaranty agreements in form and substance reasonably acceptable to the Administrative Agent, as the same may be amended, restated, amended and restated, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties”).

4.4                               Further Assurances.  The Borrower agrees that it shall, and shall cause each Subsidiary to, from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative

Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral.  In the event the Borrower or any Subsidiary forms or acquires any other Subsidiary after the date hereof, the Borrower shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a Guaranty and such Collateral Documents as the Administrative Agent may then require, and the Borrower shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

Section 5.                                          Representations and Warranties.

The Borrower represents and warrants to each Lender and the Administrative Agent, and agrees, that:

5.1                               Organization and Qualification.  The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority to own its property and to transact the business in which it is engaged and proposes to engage and (iii) is duly qualified and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.2                               Authority and Enforceability.  The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by the Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it.  Each Subsidiary, if any, has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it.  The Loan Documents delivered by the Borrower and by each Subsidiary, if any, have been duly authorized, executed, and delivered by such Person and constitute valid and binding obligations of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Subsidiary, if any, of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under (i) any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Subsidiary, if any, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) any provision of the organizational documents (e.g., charter, articles of incorporation, by-laws, articles of association, operating agreement, partnership agreement or other similar document) of the Borrower or any Subsidiary, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Borrower or any Subsidiary or any of its Property, in each case, where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (c) result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.

5.3                               Financial Reports.  The audited consolidated financial statements of the Borrower as at December 31, 2012, and the unaudited interim consolidated financial statements of the Borrower as at April 30, 2013, for the three months then ended, heretofore furnished to the Administrative Agent, fairly and adequately present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis.

5.4                               No Material Adverse Change.  Since December 31, 2012, there has been no change in the financial condition or operations of the Borrower and the Subsidiaries taken as a whole, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.5                               Litigation and Other Controversies.  There is no litigation, arbitration or governmental proceeding pending or, to the knowledge of the Borrower and its Subsidiaries, threatened against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

5.6                               True and Complete Disclosure.  All information furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement, or any transaction contemplated herein, is true and accurate in all material respects and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not materially misleading in light of the circumstances under which such information was provided; provided that, with respect to projected financial information furnished by or on behalf of the Borrower or any of its Subsidiaries, the Borrower only represents and warrants that such information is prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that actual results may differ from such projections and that such differences may be material.

5.7                               Use of Proceeds; Margin Stock.

(a)                                 All proceeds of the Term A Loans shall be used by the Borrower to refinance existing Indebtedness and pay fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and for working capital and general corporate purposes of the Borrower and its Subsidiaries.  All proceeds of the Delayed Draw Term Loans shall be used by the Borrower to pay a portion of the purchase price for the Approved Property Acquisitions and for fees and expenses incurred in connection with such Acquisitions.  All proceeds of the Line of Credit Loans shall be used by the Borrower for Letters of Credit issued on behalf of the Borrower and its Subsidiaries.  All Proceeds of the CapEx Loans shall be used to fund Capital Expenditures and for fees and expenses incurred in connection with such Capital Expenditures.

(b)                                 No part of the proceeds of any Loan or other extension of credit hereunder will be used by the Borrower or any Subsidiary thereof to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock.  Neither the making of any Loan or other extension of credit hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System and any successor to all or any portion of such regulations.  Margin Stock (as defined above) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries that are subject to any limitation on sale, pledge or other restriction hereunder.

5.8                               Taxes.  The Borrower and each of its Subsidiaries has timely filed or caused to be timely filed all tax returns required to be filed by the Borrower and/or any of its Subsidiaries, except where failure to so file could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.  The Borrower and each of its Subsidiaries has paid all taxes, assessments and other governmental charges payable by them other than taxes, assessments and other governmental charges which are not delinquent, except (i) those that are being contested in good faith and by proper legal proceedings and as to which appropriate reserves have been provided for in accordance with GAAP, or (ii) where failure to pay could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.9                               ERISA.  The Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of, and is in compliance in all material respects with, ERISA and the Code to the extent applicable to it and, other than a liability for premiums under Section 4007 of ERISA, has not incurred any liability to the PBGC or a Plan under Title IV of ERISA.  The Borrower and its Subsidiaries have no contingent liabilities with respect to any post-retirement benefits under a welfare plan, as defined in Section 3(1) of ERISA, other than liability for continuation coverage described in article 6 of Title 1 of ERISA.

5.10                        Subsidiaries.  Schedule 5.10 correctly sets forth, as of the Restatement Effective Date, each Subsidiary of the Borrower, its respective jurisdiction of organization and the direct owner and the percentage ownership (direct and indirect) of each class of its capital stock or other equity interests.

5.11                        Compliance with Laws.  The Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authority in respect of the conduct of their businesses and the ownership of their property (including but not limited to all applicable statutes, regulations and orders of, and all applicable restrictions with respect to the production, procurement, sale, distribution, promotion and advertising of liquor, beer and other alcoholic beverages), except such noncompliances as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.12                        Environmental Matters.  The Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws, except to the extent that the aggregate effect of all noncompliances could not reasonably be expected to have a Material Adverse Effect.  There are no pending or, to the best knowledge of the Borrower and its Subsidiaries after due inquiry, threatened Environmental Claims, including any such claims (regardless of materiality) for liabilities under CERCLA relating to the disposal of Hazardous Materials, against the Borrower or any of its Subsidiaries or any real property, including leaseholds, owned or operated by the Borrower or any of its Subsidiaries, except such claims as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, there are no facts, circumstances, conditions or occurrences on any real property, including leaseholds, owned or operated by the Borrower or any of its Subsidiaries that, to the knowledge of the Borrower and its Subsidiaries after due inquiry, could reasonably be expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such real property, or (ii) to cause any such real property to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property by the Borrower or any of its Subsidiaries under any applicable Environmental Law.  Hazardous Materials have not been Released on or from any real property, including leaseholds, owned or operated by the Borrower or any of its Subsidiaries where such Release, individually, or when combined with other Releases, in the aggregate, may reasonably be expected to have a Material Adverse Effect.

5.13                        Investment Company.  Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.14                        Intellectual Property.  The Borrower and each of its Subsidiaries owns all the patents, trademarks, permits, service marks, trade names, copyrights, franchises and formulas, or rights with respect to the foregoing, or each has obtained licenses of all other rights of whatever nature necessary for the present conduct of its businesses, in each case without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected to result in a Material Adverse Effect.

5.15                        Good Title.  The Borrower and its Subsidiaries have good and insurable title, or valid leasehold interests, to their assets as reflected on the Borrower’s most recent consolidated balance sheet provided to the Administrative Agent (except for sales of assets in the ordinary course of business, and such defects in title that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect) and is subject to no Liens, other than Permitted Liens.

5.16                        Labor Relations.  Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (i) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower and its Subsidiaries, threatened against the Borrower or any of its Subsidiaries and (ii) to the knowledge of the Borrower and its Subsidiaries, no union representation proceeding is pending with respect to the employees of the Borrower or any of its Subsidiaries and no union organizing activities are taking place, except (with respect to any matter specified in clause (i) or (ii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

5.17                        Capitalization.  All outstanding equity interests of the Borrower and the Subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable, and there are no outstanding commitments or other obligations of the any Subsidiary to issue, and no rights of any Person to acquire, any equity interests in any Subsidiary.

5.18                        Other Agreements.  Neither the Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting the Borrower, any Subsidiary or any of their Property, which default could reasonably be expected to have a Material Adverse Effect.

5.19                        Governmental Authority and Licensing.  The Borrower and its Subsidiaries have received all licenses, permits, and approvals of each Governmental Authority necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect.  No investigation or proceeding that could reasonably be expected to result in revocation or denial of any license, permit or approval is pending or, to the knowledge of the Borrower, threatened, except where such revocation or denial could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.20                        Approvals.  No material authorization, consent, license or exemption from, or filing or registration with, any Governmental Authority, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any Subsidiary of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

5.21                        Affiliate Transactions.  Neither the Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Wholly-Owned Subsidiaries) on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

5.22                        Solvency.  As of the Restatement Effective Date, the Borrower and its Subsidiaries are collectively solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

5.23                        No Broker Fees.  Except as set forth on Schedule 5.23, no broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby; and the Borrower hereby agrees to indemnify the Administrative Agent and the Lenders against, and agree that they will hold the Administrative Agent and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

5.24                        Foreign Assets Control Regulations and Anti-Money Laundering.

(a)                                 OFAC.  Neither Borrower nor any of its Subsidiaries is (i) a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions

With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) a person who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(b)                                 Patriot Act.  The Borrower and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”).  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 6.                                          Covenants.

The Borrower covenants and agrees that, so long as any Credit is available to the Borrower hereunder and until all Obligations are paid in full:

6.1                               Information Covenants.  The Borrower will furnish to the Administrative Agent, for distribution to each Lender:

(a)                                 Monthly Reports.  Within 30 days after the end of each fiscal month of the Borrower, commencing with the fiscal month of the Borrower ending nearest to May 31, 2013, (x) the Borrower’s consolidated balance sheet as at the end of such fiscal month, (y) the related consolidated statements of income and retained earnings and of cash flows for such fiscal month and for the elapsed portion of the fiscal year-to-date period then ended, and (z) location-specific sales reports for such fiscal month and for the elapsed portion of the fiscal year-to-date period then ended, all in reasonable detail, prepared by the Borrower in accordance with GAAP, setting forth comparative figures for the corresponding fiscal month in the prior fiscal year and comparable budgeted figures for such fiscal month, all of which shall be certified by the chief financial officer or other officer of the Borrower reasonably acceptable to the Administrative Agent that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b)                                 Annual Statements.  Within 120 days after the close of each fiscal year of the Borrower, a copy of the Borrower’s consolidated balance sheet as of the last day of the fiscal year then ended and the Borrower’s consolidated statements of income, retained earnings, and cash flows for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified (as to scope of audit or “going concern”) opinion of a firm of independent public accountants of recognized national standing selected by the Borrower or otherwise reasonably acceptable to the Administrative Agent, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards.

(c)                                  Officer’s Certificates.  Within 45 days after the end of each fiscal quarter of the Borrower and at the time of the delivery of the financial statements provided for in Section 6.1(b), commencing with the fiscal quarter of the Borrower ending on or about June 30, 2013, (i) a certificate of the chief financial officer or other officer of the Borrower reasonably acceptable to Administrative Agent in the form of Exhibit E (x) stating no Default or Event of Default has occurred during the period covered by such statements of, if a Default or Event of Default exists, a detailed description of the Default or Event of Default and all actions the Borrower is taking with respect to such Default or Event of Default, (y) confirming that the representations and warranties stated in Section 5 remain true and correct in all material respects (except to the extent any such representations or warranties are already qualified by materiality, in which event they shall be true and correct in all respects) (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects (except to the extent any such representations or warranties are already qualified by materiality, in which event they shall be true and correct in all respects) as of such date), and (z) showing the Borrower’s compliance with the covenants set forth in 6.20 and (ii) a comparison of the current year to date financial results (other than in respect of the balance sheets included therein) against the budgets required to be submitted pursuant to clause 6.1(d).

(d)                                 Budgets.  As soon as available, but in any event at least 30 days after to the first day of each fiscal year of the Borrower, a budget in form reasonably satisfactory to the Administrative Agent (including, without limitation, a breakdown of the projected results of each line of business of the Borrower and its Subsidiaries, and budgeted consolidated statements of income, and sources and uses of cash and balance sheets for the Borrower and its Subsidiaries) of the Borrower and its Subsidiaries in reasonable detail satisfactory to the Administrative Agent for each fiscal month and the four fiscal quarters of the immediately succeeding fiscal year and, with appropriate discussion, the principal assumptions upon which such budget is based.

(e)                                  Notice of Default or Litigation.  Promptly, and in any event within five (5) Business Days after any Responsible Officer of the Borrower obtains knowledge thereof (including knowledge of the potential impact thereof), notice of (i) the occurrence of any event which constitutes a Default or an Event of Default or any other event which could reasonably be expected to have a Material Adverse Effect, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) the commencement of, or threat of, or any significant development in, any litigation, labor controversy, arbitration or governmental proceeding pending against the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

(f)                                   Management Letters.  Promptly after the Borrower’s receipt thereof, a copy of each report or any final “management letter” submitted to the Borrower or any of its Subsidiaries by its certified public accountants and the management’s responses thereto.

(g)                                  Other Reports and Filings  Promptly, copies of all financial information, proxy materials and other material information, certificates, reports, statements and completed forms, if any, which the Borrower or any of its Subsidiaries has furnished generally to all or substantially all of the shareholders of the Borrower.

(h)                                 Environmental Matters.  Promptly upon, and in any event within five Business Days after any Responsible Officer of the Borrower obtains knowledge thereof (including knowledge of the potential impact thereof), notice of one or more of the following environmental matters which individually, or in the aggregate, may reasonably be expected to have a Material Adverse Effect:  (i) any notice of Environmental Claim against the Borrower or any of its Subsidiaries or any real property owned or operated by the Borrower or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any real property owned or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such real property; (iii) any condition or occurrence on any real property owned or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such real property under any Environmental Law; and (iv) any removal or remedial actions to be taken in response to the actual or alleged presence of any Hazardous Material on any real property owned or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any Governmental Authority.  All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.  In addition, the Borrower agrees to provide the Lenders with copies of all material written communications by the Borrower or any of its Subsidiaries with any Person or Governmental Authority relating to any of the matters set forth in clauses (i)-(iv) above, and such detailed reports relating to any of the matters set forth in clauses (i)-(iv) above as may reasonably be requested by the Administrative Agent or the Required Lenders.

(i)                                     Other Information.  From time to time, such other information or documents (financial or otherwise) as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to Sections 6.1(e), (f) and (g) shall be deemed to have been delivered hereunder if such information, or one or more annual or quarterly reports containing such information is readily-identifiable and available on the website of the Securities and Exchange Commission at http://www.sec.gov.

6.2                               Inspections.  The Borrower will, and will cause each Subsidiary to, permit officers, representatives and agents of the Administrative Agent or any Lender, to visit and inspect any Property of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with its and their officers and independent accountants, all at such reasonable times as the Administrative Agent or any Lender may request; provided that, (x) prior written notice of any such visit, inspection or examination shall be provided to the Borrower and such visit, inspection or examination shall be performed at reasonable times to be agreed to by the

Borrower, which agreement will not be unreasonably withheld, (y) excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders shall exercise rights under this Section 6.2 and the Administrative Agent shall not exercise such right more often than two times during any calendar year absent the existence of an Event of Default and only one such time shall be at Borrower’s expense, and (z) the Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants.

6.3                               Maintenance of Property, Insurance, Environmental Matters, etc.

(a)                                 The Borrower will, and will cause each of its Subsidiaries to, (i) keep its property, plant and equipment in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and shall from time to time make repairs, renewals, replacements, extensions, additions, betterments and improvements thereto in accordance with prudent industry practice and (ii) maintain in full force and effect with financially sound and reputable insurance companies insurance which provides substantially the same (or greater) coverage and against at least such risks as is in accordance with industry practice, and shall furnish to the Administrative Agent upon request full information as to the insurance so carried.  In any event, the Borrower shall, and shall cause each of its Subsidiaries to, maintain insurance on the Collateral to the extent required by the Collateral Documents.

(b)                                 Without limiting the generality of Section 6.3(a), the Borrower and its Subsidiaries: (i) shall comply with, and maintain all real property in compliance with, any applicable Environmental Laws, except to the extent that the aggregate effect of all noncompliance could not reasonably be expected to have a Material Adverse Effect; (ii) shall obtain and maintain in full force and effect all governmental approvals required for its operations at or on its properties by any applicable Environmental Laws; (iii) shall cure as soon as reasonably practicable any violation of applicable Environmental Laws with respect to any of its properties which individually or in the aggregate may reasonably be expected to have a Material Adverse Effect; (iv) shall not, and shall not permit any other Person to, own or operate on any of its properties any landfill or dump or hazardous waste treatment, storage or disposal facility as defined pursuant to the RCRA, or any comparable state law; and (v) shall not use, generate, treat, store, release or dispose of Hazardous Materials at or on any of the real property except in the ordinary course of its business and in material compliance with all Environmental Laws.  With respect to any material Release of Hazardous Materials, the Borrower and its Subsidiaries shall conduct any necessary or required investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other response action necessary to remove, cleanup or abate any material quantity of Hazardous Materials released at or on any of its properties as required by any applicable Environmental Law.

6.4                               Preservation of Existence.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, its franchises, authority to do business, licenses, patents, trademarks, copyrights and other proprietary rights; provided, however, that nothing in this Section 6.4 shall prevent, to the extent permitted by Section 6.13, sales of assets by the Borrower or any of its Subsidiaries, the dissolution or liquidation of any Subsidiary of the Borrower, or the merger or consolidation between or among the Subsidiaries of the Borrower.

6.5                               Compliance with Laws.  The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all laws, rules, regulations, ordinances and orders applicable to its property or business operations of any Governmental Authority (including but not limited to all applicable statutes, regulations and orders of, and all applicable restrictions with respect to the production, procurement, sale, distribution, promotion and advertising of liquor, beer and other alcoholic beverages), where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

6.6                               ERISA.  The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.  The Borrower shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent and each Lender of:  (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

6.7                               Payment of Taxes.  The Borrower will, and will cause each of its Subsidiaries to, pay and discharge, all taxes, assessments, fees and other governmental charges imposed upon it or any of its Property, before becoming delinquent and before any penalties accrue thereon, unless and to the extent that (i) the same are being contested in good faith and by proper proceedings and as to which appropriate reserves are provided therefor, or (ii) where failure to pay could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.8                               Contracts with Affiliates.  The Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than Wholly-Owned Subsidiaries) on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

6.9                               No Changes in Fiscal Year.  The Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

6.10                        Change in the Nature of Business.  The Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Restatement Effective Date and businesses reasonably related or ancillary thereto.

6.11                        Indebtedness.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except;

(a)                                 the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability of the Borrower and its Subsidiaries owing to the Administrative Agent and the Lenders (and their Affiliates);

(b)                                 Indebtedness owed pursuant to Hedge Agreements entered into in the ordinary course of business and not for speculative purposes with Persons other than Lenders (or their Affiliates);

(c)                                  intercompany Indebtedness among the Borrower and its Subsidiaries to the extent permitted by Section 6.14;

(d)                                 so long as the Borrower would be in compliance with Sections 6.20(a) and (b) hereof on a pro forma basis (calculated as of the date of, and after giving effect to, the incurrence of such Indebtedness) after the incurrence thereof, purchase money Indebtedness and Capitalized Lease Obligations of the Borrower and its Subsidiaries;

(e)                                  Indebtedness outstanding as of the Restatement Effective Date and listed on Schedule 6.11 and any modifications, refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such modification, refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid and fees and expenses reasonably incurred in connection with such modification, refinancing, refunding, renewal or extension and (ii) the terms and conditions (including, if applicable, as to collateral and subordination) of any such modified, refinanced, refunded, renewed or extended Indebtedness are not materially less favorable to the Borrower or its Subsidiaries or the Lenders that the terms and conditions of the Indebtedness so modified, refinanced, refunded, renewed or extended;

(f)                                   Guarantees of the Borrower and its Subsidiaries in respect of Indebtedness of the Borrower or any Subsidiary otherwise permitted hereunder;

(g)                                  Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case in connection with deposit accounts;

(h)                                 Indebtedness incurred in connection with any Permitted Sale-Leaseback;

(i)                                     Indebtedness assumed in connection with any Permitted Strategic Acquisition, so long as both immediately prior and after giving effect thereto, (x) no Event of Default shall exist or result therefrom and (y) the Borrower and its Subsidiaries will be in compliance on a pro forma basis with the covenants set forth in Section 6.20 after giving effect to such Permitted Strategic Acquisition and the incurrence of such Indebtedness;

(j)                                    Indebtedness representing deferred compensation to employees of the Borrower and its Subsidiaries;

(k)                                 so long as the Borrower would be in compliance on a pro forma basis with Sections 6.20(a), (b) and (c) hereof (calculated as of the date of, and after giving effect to, the incurrence of such Indebtedness), Indebtedness incurred by the Borrower or its Subsidiaries in a Permitted Strategic Acquisition or any disposition under agreements providing for the adjustment of the purchase price or similar adjustment;

(l)                                     to the extent constituting Indebtedness, the Specified Preferred;

(m)                             to the extent constituting Indebtedness, obligations in respect of surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(n)                                 Indebtedness incurred in the form of a Contingent Obligation to Dunham Capital Management, L.L.C., GC Rosedale, L.L.C., Donald Dunham, and/or Christine Dunham pursuant to an indemnification or similar agreement reasonably acceptable to Administrative Agent in connection with an Approved Property Acquisition, in each case, solely to the extent such Persons have not been released from their obligations with respect to the applicable Approved Property Acquisition; and

(o)                                 Indebtedness of the Borrower and its Subsidiaries not otherwise permitted by this Section in an amount not to exceed $100,000 in the aggregate at any one time outstanding.

6.12                        Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur or suffer to exist any Lien on any of its Property; provided that the foregoing shall not prevent the following (the Liens described below, the “Permitted Liens”):

(a)                                 Liens for the payment of taxes which are (i) not yet delinquent or (ii) being contested in good faith by appropriate proceedings and adequate reserves have been established therefor;

(b)                                 Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(c)                                  Liens on good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any Subsidiary is a party or other cash deposits required to be made (including, without limitation, deposits made in connection with obtaining liquor licenses, food-selling licenses and similar licenses and deposits with liquor wholesalers) in the ordinary course of business;

(d)                                 Liens existing on the Restatement Effective Date and listed on Schedule 6.12 and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.11 and the proceeds and products thereof and (ii) the renewal, extension or refinancing of the obligations secured or benefitted by such Liens is permitted by Section 6.11;

(e)                                  mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(f)                                   Liens created by or pursuant to this Agreement and the Collateral Documents;

(g)                                  Liens on property of the Borrower or any Subsidiary created solely for the purpose of securing Indebtedness permitted by Section 6.11(d) hereof, representing or incurred to finance the purchase price of Property, provided that (x) no such Lien shall extend to or cover other Property of the Borrower or such Subsidiary other than the respective Property so acquired after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.11 and the proceeds and products thereof, and (y) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(h)                                 Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.1(g);

(i)                                     Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(j)                                    Liens existing on property at the time of its acquisition or existing on the property or any Person that becomes a Subsidiary after the date hereof (other than Liens on equity interests of any Person that becomes a Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof) and (ii) the Indebtedness secured thereby is permitted under Section 6.11;

(k)                                 easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

(l)                                     Liens securing Indebtedness in an aggregate amount not to exceed $100,000 at any one time; and

(m)                             Liens on the personal property of Borrower and its Subsidiaries located at the Franklin Restaurant in favor of the landlord of the Franklin Restaurant, provided such liens are created solely as result of Sections 3(e), 7(b) and 17 of the Franklin Lease as in effect on March 20, 2012.

6.13                        Consolidation, Merger, Sale of Assets, etc.  The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or merge or consolidate, or convey, sell, lease or otherwise dispose of all or any part of its property, including any disposition as part of any sale-leaseback transactions except that this Section shall not prevent:

(a)                                 the sale and lease of inventory in the ordinary course of business;

(b)                                 the sale, transfer or other disposition of any tangible personal property that, in the reasonable judgment of the Borrower or its Subsidiaries, has become uneconomic, obsolete or worn out;

(c)                                  the sale, transfer, lease, or other disposition of Property of the Borrower and its Subsidiaries to one another;

(d)                                 the merger of any Subsidiary with and into the Borrower or any other Subsidiary, provided that, in the case of any merger involving the Borrower, the Borrower is the legal entity surviving the merger;

(e)                                  the dissolution or liquidation of any Subsidiary so long as the assets of such Subsidiary (if any) are transferred to the Borrower or another Subsidiary;

(f)                                   the disposition or sale of Cash Equivalents on consideration for cash;

(g)                                  so long as no Event of Default has then occurred and is continuing, sale-leaseback transactions which constitute dispositions of Specified Properties (each, a “Permitted Sale-Leaseback”);

(h)                                 dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(i)                                     dispositions permitted under Section 6.14;

(j)                                    leases, subleases, license or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries; and

(k)                                 the sale, transfer, lease, or other disposition of Property of the Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrower and its Subsidiaries not more than $500,000 during any fiscal year of the Borrower.

Upon the written request of the Borrower, the Administrative Agent shall (i) release its Lien on any Property sold pursuant to the foregoing provisions and (ii) release any Subsidiary from its guaranty to the extent such Subsidiary dissolved or liquidated pursuant to the foregoing provisions.

6.14                        Advances, Investments and Loans.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make loans or advances to or make, retain or have outstanding any investments (whether through purchase of equity interests or obligations or otherwise) in, any other Person or enter into any partnerships or joint ventures, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract outside the ordinary course of business, except that this Section shall not prevent:

(a)                                 receivables created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(b)                                 investments in Cash Equivalents;

(c)                                  investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(d)                                 the Borrower’s investments from time to time in its Wholly-Owned Subsidiaries (or, to the extent its articles of incorporation, bylaws and other organizational documents are not amended or modified in any manner, as reasonably determined by Administrative Agent, adverse to the interests of any of the Lenders after the Restatement Effective Date, the Kansas Subsidiary) and investments made from time to time by a Wholly-Owned Subsidiary (or the Kansas Subsidiary) in the Borrower or one or more of its Wholly-Owned Subsidiaries (or, to the extent its articles of incorporation, bylaws and other organizational documents are not amended or modified in any manner, as reasonably determined by Administrative Agent, adverse to the interests of any of the Lenders after the Restatement Effective Date, the Kansas Subsidiary);

(e)                                  intercompany advances made from time to time among the Borrower and its Wholly-Owned Subsidiaries;

(f)                                   Permitted Strategic Acquisitions;

(g)                                  [reserved];

(h)                                 investments arising out of transactions permitted under Sections 6.11, 6.12, 6.13 and 6.15;

(i)                                     promissory notes and other non-cash consideration received in connection with any disposition permitted by Section 6.13;

(j)                                    other investments, loans and advances in addition to those otherwise permitted by this Section in an amount not to exceed $50,000 in the aggregate at any one time outstanding.

6.15                        Restricted Payments.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its equity interests or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its equity interests or any warrants, options, or similar instruments to acquire the same; provided, however, that the foregoing shall not operate to prevent:

(a)                                 the making of dividends or distributions by any Subsidiary of the Borrower to the holders of its equity interests;

(b)                                 quarterly dividend payments on Specified Preferred may be paid provided both before and after giving effect to such payment and any Borrowings or other loans to be made in connection therewith, no Event of Default shall exist, including but not limited to with respect to the covenants contained in Section 6.20 on a pro forma basis after giving effect to such payment, and the Borrower shall have delivered to the Administrative Agent a compliance certificate in the form of Exhibit E attached hereto evidencing such pro forma compliance with Section 6.20;

(c)                                  repurchases of equity interests of the Borrower from directors, employees or members of management of the Borrower or any Subsidiary (or their estate family members, spouse and/or former spouse) in an aggregate amount not in excess of $500,000 in any calendar year, provided and solely to the extent, in each case both before and immediately after giving effect to such repurchase:

(i)                                     [reserved];

(ii)                                  Borrower shall be in compliance with the covenants contained in Section 6.20 on a pro forma basis; and

(iii)                               no Default or Event of Default exists or would arise therefrom;

(d)                                 repurchases of equity interests of the Borrower deemed to occur upon the non-cash exercise of stock options and warrants; and

(e)                                  other dividends and distributions, provided and solely to the extent (x) such other dividends and other distributions are made during a fiscal year in which the Borrower has already made a mandatory prepayment of the Obligations required by Section 2.8(b)(iii) hereof and such prepayment was in excess of $0, (y) no Event of Default exists or would result therefrom, and (z) the Borrower shall be, and shall have delivered evidence in form reasonably satisfactory to Administrative Agent evidencing it will be, in compliance on a pro forma basis with the covenants contained in Sections 6.20(a), (b) and (c) hereof (calculated as of the date of, and after giving effect to, such dividends and distributions and the incurrence of any Indebtedness in connection therewith).

6.16                        Limitation on Restrictions.  The Borrower will not, and it will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay or repay any Indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary, (d) transfer any of its Property to the Borrower or any other Subsidiary, (e) encumber or pledge any of its assets to or for the benefit of the Administrative Agent or (f) guaranty the Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability, except for such restrictions (i) with any disposition permitted by Section 6.13, (iii) constituting negative pledges and restrictions on Liens in favor or any holder of Indebtedness permitted under Section 6.11 but solely to the extent such negative pledge relates to the property financed by or the subject of such Indebtedness and (iv) constituting customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto.

6.17                        Limitation on the Creation of Subsidiaries.  Notwithstanding anything to the contrary contained in this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Restatement Effective Date any Subsidiary; provided that the Borrower and its Wholly-Owned Subsidiaries shall be permitted to establish or create Wholly-Owned Subsidiaries so long as at least 30 days prior written notice thereof is given to the Administrative Agent, and the Borrower and its Subsidiaries timely comply with the requirements of Section 4 (at which time Section 5.10 shall be deemed to include a reference to such Subsidiary).

6.18                        OFAC.  The Borrower will not, and will not permit any of its Subsidiaries to, (i) become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2, and (iii) become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

6.19                        Treasury Management and Deposit Accounts.  Other than Designated Petty Cash Accounts, all treasury management services and deposit accounts of the Borrower and its Subsidiaries shall be at all times from and after the date that is sixty (60) days after the Restatement Effective Date (or such later date as the Administrative Agent may agree) maintained with the Administrative Agent.

6.20                        Financial Covenants.

(a)                                 Leverage Ratio.  The Borrower shall not, as of the last day of each fiscal quarter of the Borrower, permit the Leverage Ratio to be greater than 4.50.

(b)                                 Senior Leverage Ratio.  The Borrower shall not, as of the last day of each fiscal quarter of the Borrower set forth below, permit the Senior Leverage Ratio to be greater than:

Fiscal Quarter Ending	Maximum Senior Leverage Ratio
June 30, 2013	3.30
September 30, 2013	3.30
December 31, 2013	3.30

Fiscal Quarter Ending	Maximum Senior Leverage Ratio
March 31, 2014	3.30
June 30, 2014	3.30
September 30, 2014	3.30
December 31, 2014	3.30
March 31, 2015	3.30
June 30, 2015	3.00
September 30, 2015	3.00
December 31, 2015	3.00
March 31, 2016	2.75
June 30, 2016	2.75
September 30, 2016	2.75
December 31, 2016	2.75
March 31 2016 and each fiscal quarter ending thereafter	2.50

(c)                                  Fixed Charge Coverage Ratio.  As of the last day of each fiscal quarter of the Borrower, the Borrower shall maintain a ratio of (i) Adjusted EBITDA for the four fiscal quarters of the Borrower then ended to (ii) Fixed Charges for the same four fiscal quarters then ended of not less than 1.20.

(d)                                 Capital Expenditures.  The Borrower and its Subsidiaries shall not make Capital Expenditures (other than such Capital Expenditures financed with the proceeds of CapEx Loans) for any fiscal year commencing with the fiscal year of Borrower ending December 31, 2013 in excess of $5,000,000 (the “Capital Expenditure Limitation”); provided, in the event the Borrower and its Subsidiaries do not expend the entire Capital Expenditure Limitation in any fiscal year, the Borrower and its Subsidiaries may carry forward to the immediately succeeding fiscal year up to $2,500,000 of the unutilized portion.  All Capital Expenditures shall first be applied to reduce the applicable Capital Expenditure Limitation.

6.21                        Immaterial Subsidiaries.  Notwithstanding anything to the contrary contained herein or in any of the Loan Documents, (x) none of the Immaterial Subsidiaries has any assets or liabilities other than those set forth on Schedule 6.21 attached hereto, and (y) Borrower will not permit any of the Immaterial Subsidiaries to employ any employees, acquire any assets, incur any obligations (other than franchise taxes payable in the ordinary course of business) or conduct any business activities.

6.22                        Interest Rate Protection.  Not later than ninety (90) days following the Restatement Effective Date, Borrower will, at its sole cost and expense, enter into and thereafter maintain in full force and effect Swap Contracts with one or more Eligible Swap Counterparties providing protection against fluctuations in interest rates with respect to not less than seventy-five percent (75%) of the principal amount of the Term A Loan as of the Closing Date, which Swap Contracts shall provide for not less than a three (3) year term and shall contain such protections and other terms as are customary and are satisfactory to Administrative Agent.

Section 7.                                          Events of Default and Remedies.

7.1                               Events of Default.  Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)                                 default in the payment when due (whether at the stated maturity thereof or at any other time provided for in this Agreement) of all or any part of (i) the principal of any Loan or (ii) or, within five Business Days after the same becomes due, any interest on any Loan or any other Obligation payable hereunder or under any other Loan Document;

(b)                                 (x) default in the observance or performance of any covenant set forth in Sections 6.1(e)(i), 6.3 (only with respect to clause (a)(ii) thereof), 6.4 (only with respect to the good standing of the Borrower and its subsidiaries which are not Immaterial Subsidiaries in their respective jurisdictions of organization), 6.11, 6.12, 6.13, 6.14, 6.15, 6.20 or 6.22 hereof; or (y) default in the observance or performance of any covenant set forth in Sections 6.1 (other than Section 6(e)(i)) which is not remedied within five (5) Business Days after the initial date of default thereunder;

(c)                                  default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such default shall first become known to any Responsible Officer of the Borrower or (ii) written notice of such default is given to the Borrower by the Administrative Agent;

(d)                                 any representation or warranty made herein or in any other Loan Document or in any certificate delivered to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(e)                                  any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void (other than as a result of the bad faith, gross negligence or willful misconduct of the Administrative Agent), or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Administrative Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof (other than as a result of the bad faith, gross negligence or willful misconduct of the Administrative Agent), or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f)                                   default shall occur under any (i) Indebtedness of the Borrower or any of its Subsidiaries aggregating in excess of the lesser of (x) 10% of EBITDA of the Borrower and (y) $300,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), or any such Indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise) after giving effect to applicable grace or cure periods, if any, or (ii) any Hedge Agreement of the Borrower or any of its Subsidiaries with any Lender or any Affiliate of a Lender, provided that, in each case, a cure or waiver of any such event of default, or a rescission of any acceleration, under the applicable agreement prior to the exercise or remedies by the Administrative Agent and the Lenders or other lender (in each case, other than the charging of interest at a default rate or the exercise of any right of setoff) shall constitute a waiver of any Event of Default under this clause (f);

(g)                                  any final judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any of its Subsidiaries, or against any of its Property, in an aggregate amount in excess of the lesser of (x) 10% of EBITDA of the Borrower and (y) $300,000 (except to the extent covered by insurance pursuant to which the insurer has not denied liability therefor in writing and except to the extent covered by an appeal bond, for which the Borrower or such Subsidiary has established in accordance with GAAP a cash or Cash Equivalent reserve in the amount of such judgment, writ or warrant), and which remains undischarged, unvacated, unbonded or unstayed for a period of 45 days;

(h)                                 the Borrower or any of its Subsidiaries, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of the lesser of (x) 10% of EBITDA of the Borrower and (y) $300,000, which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of the lesser of (x) 10% of EBITDA of the Borrower and (y) $300,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any of its Subsidiaries, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any of its Subsidiaries, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i)                                     any Change of Control shall occur;

(j)                                    the Borrower or any of its Subsidiaries shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.1(k) hereof; or

(k)                                 a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries, or any substantial part of any of its Property, or a proceeding described in Section 7.1(j)(v) shall be instituted against the Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

7.2                               Non-Bankruptcy Defaults.  When any Event of Default other than those described in subsection (j) or (k) of Section 7.1 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately pay to the Administrative Agent the full amount then available for drawing under each or any Letter of Credit, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit.  The Administrative Agent, after giving notice to the Borrower pursuant to Section 7.1(c) or this Section 7.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

7.3                               Bankruptcy Defaults.  When any Event of Default described in subsections (j) or (k) of Section 7.1 hereof has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the Commitments and any and all other obligations of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately pay to the Administrative Agent the full amount then available for drawing under all outstanding Letters of Credit, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

7.4                               Collateral for Undrawn Letters of Credit.

(a)                                 If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 2.8(b) or under Section 7.2 or 7.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b)                                 All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the L/C Issuer, and to the payment of the unpaid balance of any other Obligations.  The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer.  If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders; provided, however, that if the Borrower shall have made payment of all such obligations referred to in subsection (a) above, then the Administrative Agent shall release to the Borrower any remaining amounts held in the Collateral Account.

7.5                               Notice of Default.  The Administrative Agent shall give notice to the Borrower under Section 7.1(c) hereof promptly upon being requested to do so by any Lender and shall at such time also notify all the Lenders thereof.

7.6                               Expenses.  The Borrower agrees to pay to the Administrative Agent and each Lender, and any other holder of any Note outstanding hereunder, all reasonable out-of-pocket costs and expenses reasonably incurred or paid by the Administrative Agent and such Lender or any such holder, including reasonable attorneys’ fees and court costs, in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any of its Subsidiaries as a debtor thereunder).

Section 8.                                          Change in Circumstances and Contingencies.

8.1                               Funding Indemnity.  If any Lender shall incur any loss, cost or expense (including, without limitation and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender or by reason of breakage of interest rate swap agreements or the liquidation of other hedging contracts or agreements) as a result of:

(a)                                 any payment, prepayment or conversion of all or any portion of a (x) Eurodollar Loan on a date other than the last day of its Interest Period, or (y) Fixed Rate Loan on a date other than its scheduled maturity or, with respect to scheduled amortization payments made thereon, its amortization dates,

(b)                                 any failure (because of a failure to meet the conditions of Section 3 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate or Fixed Rate Loan into a Eurodollar Loan, on the date specified in a notice given pursuant to Section 2.5(a) hereof,

(c)                                  any failure by the Borrower to make any payment of principal on any Eurodollar Loan or Fixed Rate Loan when due (whether by acceleration or otherwise), or

(d)                                 any acceleration of the maturity of a Eurodollar Loan or a Fixed Rate Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense; provided, the aggregate amount of such losses, costs and expenses with respect to payments, prepayments or conversions of Fixed Rate Loans shall not exceed $10,000 in the aggregate for all Lenders.  If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive absent manifest error.

8.2                               Illegality.  Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any change in applicable law, rule or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and the Administrative Agent and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans.  The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

8.3                               Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR.  If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a)                                 the Administrative Agent determines that deposits in Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b)                                 at least 25% of all Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

8.4                               Yield Protection.

(a)                                 If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority:

(i)                                     shall subject any Lender (or its Lending Office) to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) of the principal of or interest on its Eurodollar Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans, or issue a Letter of Credit, or acquire participations therein (except for Indemnified Taxes covered by Section 10.1, taxes covered by Section 10.4, or the imposition of, or changes in the rate of, Excluded Taxes); or

(ii)                                  shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b)                                 If, after the date hereof, any Lender or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority has had the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c)                                  A certificate of a Lender claiming compensation under this Section 8.4 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.  The Borrower shall not be required to compensate any Lender for any amounts incurred more than 90 days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim.

8.5                               Substitution of Lenders.  Upon the receipt by the Borrower of (a) a claim from any Lender for compensation under Section 8.4 or 10.1 hereof, (b) notice by any Lender to the Borrower of any illegality pursuant to Section 8.2 hereof, (c) in the event any Lender is a Defaulting Lender or (d) in the event any Lender is a Non-Consenting Lender (any such Lender referred to in clause (a), (b), (c) or (d) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, require, at its expense, any such Affected Lender to assign, at par plus accrued interest and fees, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to an Eligible Assignee specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any Governmental Authority, (ii) if the assignment to a Person other than a Lender, the Borrower shall have received the written consent of the Administrative Agent and, a Line of Credit Commitment is being assigned, the L/C Issuer, which consents shall not be unreasonably withheld or delayed, to such assignment, (iii) the Borrower or the assignee Lender shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 8.1 hereof as if the Loans owing to it were prepaid rather than assigned) other than principal owing to it hereunder, and (iv) the assignment is entered into in accordance with the other requirements of Section 10.10 hereof.

8.6                               Lending Offices.  Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent.  To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Section 8.4 hereof or to avoid the unavailability of Eurodollar Loans under Section 8.3 hereof, so long as such designation is not disadvantageous to the Lender.

8.7                               Discretion of Lender as to Manner of Funding.  Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

Section 9.                                          The Administrative Agent.

9.1                               Appointment and Authorization of Administrative Agent.  Each Lender hereby appoints Fifth Third Bank, an Ohio banking corporation, as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.  Notwithstanding the use of the word “Administrative Agent” as a defined term, the Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of any Lender in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein.

9.2                               Administrative Agent and its Affiliates.  Fifth Third Bank shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and Fifth Third Bank and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents.  The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes Fifth Third Bank in its individual capacity as a Lender.  References in Section 2 hereof to Fifth Third Bank’s Loans, or to the amount owing to Fifth Third Bank for which an interest rate is being determined, refer to Fifth Third Bank in its individual capacity as a Lender.

9.3                               Action by Administrative Agent.  If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 6.1 hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof.  Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in the Loan Documents.  Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders.  Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders.  In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Borrower.  In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder.  Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

9.4                               Consultation with Experts.  The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

9.5                               Liability of Administrative Agent; Credit Decision.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents:  (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own bad faith, gross negligence or willful misconduct.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify:  (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 3 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence.  The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care.  The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties.  In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents.  The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent.  Each Lender acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents.  It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the Administrative Agent shall have no liability to any Lender with respect thereto.

9.6                               Indemnity.  The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the bad faith, gross negligence or willful misconduct of the party seeking to be indemnified.  The obligations of the Lenders under this Section shall survive termination of this Agreement.  The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

9.7                               Resignation of Administrative Agent and Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower.  Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent with the consent of the Borrower (such consent not to be unreasonably withheld or delayed); provided that the consent of the Borrower shall not be required during the continuance of any Event of Default.  If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which may be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000.  Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor.

9.8                               L/C Issuer.  The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith.  The L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 9 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of

Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 9, included the L/C Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer.

9.9                               Hedging Liability and Funds Transfer and Deposit Account Liability Arrangements.  By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 10.10 hereof, as the case may be, any Affiliate of such Lender with whom the Borrower or any Subsidiary has entered into an agreement creating Hedging Liability or Funds Transfer and Deposit Account Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranties as more fully set forth in Section 2.9 and Section 4 hereof.  In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Funds Transfer and Deposit Account Liability unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution.

9.10                        Designation of Additional Administrative Agents.  The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “arrangers” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

9.11                        Authorization to Enter into, and Enforcement of, the Collateral Documents.  The Administrative Agent is hereby irrevocably authorized by each of the Lenders to execute and deliver the Collateral Documents on behalf of each of the Lenders and their Affiliates and to take such action and exercise such powers under the Collateral Documents as the Administrative Agent considers appropriate, provided the Administrative Agent shall not amend the Collateral Documents unless such amendment is agreed to in writing by the Required Lenders.  Each Lender acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by the Administrative Agent.  Except as otherwise specifically provided for herein, no Lender (or its Affiliates) other than the Administrative Agent shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no one or more of the Lenders (or their Affiliates) shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders and their Affiliates.

9.12                        Authorization to Release Liens and Limit Amount of Certain Claims.  The Administrative Agent is hereby irrevocably authorized by each of the Lenders to release any Lien covering any Property of the Borrower or its Subsidiaries that is the subject of a disposition that is permitted by this Agreement or that has been consented to in accordance with Section 10.13.

Section 10.                                   Miscellaneous.

10.1                        Withholding Taxes.

(a)                                 Payments Free of Withholding.  Except as otherwise required by law, each payment by the Borrower under this Agreement or the other Loan Documents shall be made without withholding or deduction for or on account of any present or future taxes (excluding (i) taxes imposed on or measured by the recipient’s overall net income or profits (however denominated), and franchise taxes imposed on it (in lieu of or in addition to net income or profits taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in subclause (i), (iii) in the case of a Lender, any withholding tax that is attributable to such Lender’s failure to comply with Sections 10.1(d), 10.1(e), 10.1(f) and 10.1(g) hereof, and (iv) any United States taxes imposed pursuant to FATCA) imposed by or within the jurisdiction in which the Borrower is domiciled, any jurisdiction from which the Borrower or any other Person on behalf of the Borrower makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein (all such excluded taxes are “Excluded Taxes” and all such non-excluded taxes are “Indemnified Taxes”).  If any such withholding is so required, the Borrower shall make the withholding or deduction, pay the amount withheld to the appropriate Governmental Authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Administrative Agent free and clear of such Indemnified Taxes (including such taxes on such additional amount) is equal to the amount which that Lender or the Administrative Agent (as the case may be) would have received had such withholding not been made.

(b)                                 Tax Reimbursement.  If the Administrative Agent or any Lender pays any amount in respect of any such Indemnified Taxes (including penalties and interest thereon unless such penalties and interest are a result of such payer’s willful neglect) to a Governmental Authority, the Borrower shall reimburse the Administrative Agent or such Lender for that payment within thirty (30) days after written demand therefor in the currency in which such payment was made.  Notwithstanding anything herein to the contrary, neither the Administrative Agent nor any Lender shall be entitled to any reimbursement for any Indemnified Taxes hereunder unless the Administrative Agent or such Lender shall make written demand on the Borrower for such reimbursement no later than ninety (90) days after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon the Administrative Agent or such Lender, and (ii) the date on which the Administrative Agent or such Lender has made payment of such Indemnified Taxes; provided that if the Indemnified Taxes imposed or asserted giving rise to such claims are retroactive, then the ninety (90) day period referred to above shall be extended to include the retroactive effect thereof.

(c)                                  Evidence of Payments.  If the Borrower pays any Indemnified Taxes to a Governmental Authority it shall deliver to the Administrative Agent an original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment, or any other evidence of such payment reasonably satisfactory to the Administrative Agent on or before the thirtieth day after payment.

(d)                                 Status of Lenders.  Any Lender that is entitled to an exemption or reduction from withholding tax with respect to payments pursuant to the Loan Documents or the Obligations shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable laws or as reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, each Lender, on or before the date the initial Credit Event is made hereunder or, if later, the date such Lender becomes a Lender hereunder, and from time to time thereafter as required by applicable law or as requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or requested by the Borrower or the Administrative Agent as will enable the Borrower and the Administrative Agent to determine that such Lender is not subject to United States backup withholding tax and to determine whether or not such Lender is subject to United States information reporting requirements.

(e)                                  U.S. Withholding Tax Exemptions.  Without limiting any of Section 10.1(d) hereof, each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such Lender becomes a Lender hereunder, two duly completed and signed copies of (i) either Form W-8BEN (relating to such Lender and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) or Form W-8ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8BEN, or any successor form prescribed by the United States Internal Revenue Service, and a certificate representing that such Lender is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code).  Thereafter and from time to time as prescribed by applicable laws or as reasonably requested by the Borrower (in a written notice directly or through Administrative Agent) or the Administrative Agent, each such Lender shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents or the Obligations.  Upon the request of the Borrower or the Administrative Agent, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent a certificate to the effect that it is such a United States person.

(f)                                   FATCA Reporting.  Without limiting any of Section 10.1(d) or 10.1(e) hereof, if a Lender would be subject to United States federal withholding taxes imposed by FATCA on payments made pursuant to the Loan Documents or the Obligations and such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall provide such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from any such payments under FATCA.  The Borrower and each of its Subsidiaries shall timely provide such information reasonably requested by the Administrative Agent or any Lender that may be necessary to comply with its information collection or reporting obligations under FATCA.

(g)                                  Inability of Lender to Submit Forms.  If any Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or the Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to Section 10.1(d) or 10.1(e) hereof, that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate or that such Lender is no longer entitled to any claimed exemption or reduction in withholding taxes, such Lender (i) shall promptly notify the Borrower and Administrative Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate that it is unable to submit because of such change in law and will be entitled to withdraw or cancel any affected form or certificate, as applicable, and (ii) shall promptly deliver to the Borrower and the Administrative Agent any properly completed and executed forms and documentation as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in withholding tax if the Lender continues to be so entitled.

(h)                                 Refunds.  If the Administrative Agent or any Lender has received a refund of any taxes with respect to which the Borrower has paid additional amounts pursuant to Section 10.1(a) or 10.1(b) hereof, it shall pay to the Borrower an amount equal to such refund (but only to the extent of additional amounts paid by the Borrower under this Section 10.1(g) with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.

10.2                        No Waiver, Cumulative Remedies.  No delay or failure on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.  The rights and remedies hereunder of the Administrative Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

10.3                        Non-Business Days.  If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable.  In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

10.4                        Documentary Taxes.  The Borrower agrees to pay to the Administrative Agent within fifteen (15) Business Days of written demand therefor, any documentary, stamp or similar taxes payable by the Administrative Agent or any Lender to any Governmental Authority in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

10.5                        Survival of Representations.  All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any Lender or the L/C Issuer has any Commitment hereunder or any Obligations remain unpaid hereunder.

10.6                        Survival of Indemnities.  All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans and Letters of Credit, including, but not limited to, Sections 8.1, 8.4, 10.4 and 10.13 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

10.7                        Sharing of Set-Off.  Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.  For purposes of this Section, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.

10.8                        Notices.  Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt.  Notices under the Loan Documents to any Lender shall be addressed to its address or telecopier number set forth on its Administrative Questionnaire; and notices under the Loans Documents to the Borrower or the Administrative Agent shall be addressed to their respective addresses or telecopier numbers set forth below:

to the Borrower:	to the Administrative Agent:

Granite City Food & Brewery Ltd.	Fifth Third Bank
701 Xenia Avenue South, Suite 101	222 S. Riverside Plaza
St. Louis Park, Minnesota 55416	MD GRVROA
Attention: Mr. Jim Gilbertson	Chicago, Illinois 60606
Telephone: (952) 215-0676	Attention: Mr. Aaron Markos
Telecopy: (952) 215-0661	Telephone: (312) 704-5555
Telecopy: (312) 704-4127

With a copy to:	With a copy to:

Briggs and Morgan, P.A.	Katten Muchin Rosenman LLP
2200 IDS Center	525 West Monroe Street, Suite 1900
80 South Eighth Street	Chicago, Illinois 60661
Minneapolis, Minnesota 55402	Attention: Derek F. Ladgenski
Attention: Richard D. Anderson	Telephone: (312) 902-5485
Telephone: (612) 977-8640	Telecopy: (312) 902-1061
Telecopy: (612) 977-8650

With a copy of any notice of any Default or Event of Default (which shall not constitute notice to the Borrower) to:

CIC Partners II LP
500 Crescent Court, Suite 250
Dallas, Texas 75201
Attention: Mr. Fouad Bashour
Telephone: (214) 871-6825
Telecopy: (214) 880-4491

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or in the relevant Administrative Questionnaire and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 2 hereof shall be effective only upon receipt.

(b)                                 Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

10.9                        Counterparts.  This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

10.10                 Successors and Assigns; Assignments and Participations.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that

(i)                                     except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment(s) and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment(s) (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $2,500,000, in the case of any assignment in respect of the Line of Credit, or $1,000,000, in the case of any assignment in respect of the Term Credit, unless each of the

Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii)                                  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Credit or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Credit on a non-pro rata basis;

(iii)                               any assignment of a Line of Credit Commitment must be approved by the Administrative Agent, the L/C Issuer and (so long as no Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed)) unless the Person that is the proposed assignee is itself a Lender with a Line of Credit Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)                              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 8.4 and 10.11 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment(s) of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment(s) and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders and L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment or waiver described in Section 10.11(i) and (ii) that affects such Participant.  Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 8.1, 8.4(b) and 10.1 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.14 as though it were a Lender, provided such Participant agrees to be subject to Section 10.7 as though it were a Lender.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 8.4(a) or 10.1 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  Additionally, a Participant shall not be entitled to the benefits of Section 10.1 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.1(b) as though it were a Lender.

(f)                                   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                  Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Illinois Electric Commerce Security Act, Ohio Uniform Electronic Transactions Act or any other similar state laws based on the Uniform Electronic Transactions Act.

10.11                 Amendments.  Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent, and (d) if the rights or duties of the L/C Issuer are affected thereby, the L/C Issuer; provided that:

(i)                                     no amendment or waiver pursuant to this Section 10.11 shall (A) increase any Commitment of any Lender without the consent of such Lender, (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder or (C) change the application of payments set forth in Section 2.9 hereof without the consent of any Lender adversely affected thereby; and

(ii)                                  no amendment or waiver pursuant to this Section 10.11 shall, unless signed by each Lender, increase the aggregate Commitments of the Lenders, change the definitions of Line of Credit Termination Date or Required Lenders, change the provisions of this Section 10.11, release any material guarantor or all or substantially all of the Collateral (except as otherwise provided for in the Loan Documents), extend the stated expiration date of any Letter of Credit beyond the Line of Credit Termination Date, affect the number of Lenders required to take any action hereunder or under any other Loan Document, or change or waive any provision of any Loan Document that provides for the pro rata nature of disbursements or payments to Lenders.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments of such Lender may not be increased or extended without the consent of such Lender.

In the event that (i) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of any Loan Document or to agree to an amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender or of each affected Lender in accordance with the terms of this Section 10.11 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender other than, to the extent they are Lenders, Agent and its Affiliates, who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

10.12                 Heading.  Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

10.13                 Costs and Expenses; Indemnification.

(a)                                 The Borrower agrees to pay all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable out-of-pocket fees and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by the Administrative Agent in connection with fixed asset appraisals (subject to any applicable limitations contained herein), title insurance policies, collateral filing fees and lien searches.  The Borrower further agrees to indemnify the Administrative Agent, each Lender, and their respective directors, officers, employees, agents, financial advisors, and consultants against all Damages (including, without limitation, all reasonable out-of-pocket attorney’s fees and other expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the bad faith, gross negligence or willful misconduct of the party claiming indemnification.  The Borrower, within fifteen (15) Business Days of written demand therefor by the Administrative Agent or a Lender at any time, shall reimburse the Administrative Agent or such Lender for any reasonable out-of-pocket legal or other expenses incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the bad faith, gross negligence or willful misconduct of the party to be indemnified.  The obligations of the Borrower under this Section shall survive the termination of this Agreement.

(b)                                 The Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, the Administrative Agent and the Lenders for any Damages, costs, loss or expense, including without limitation, response, remedial or removal costs, arising out of any of the following:  (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any Environmental Law, whether federal, state, or local, and any regulations promulgated thereunder, by the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by the Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for Damages arising from the bad faith, willful misconduct or gross negligence of the party claiming indemnification.  This indemnification shall survive the payment and satisfaction of all Obligations and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification.  This indemnification shall be binding upon the successors and assigns of the Borrower and shall inure to the benefit of Administrative Agent and the Lenders directors, officers, employees, agents, and collateral trustees, and their successors and assigns.

10.14                 Set-off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender and each subsequent holder of any Obligation is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of the Borrower, whether or not matured, against and on account of the Obligations of the Borrower to that Lender or that subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

10.15                 Entire Agreement.  The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

10.16                 Governing Law.  This Agreement and the other Loan Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois.

10.17                 Severability of Provisions.  Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

10.18                 Excess Interest.  Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”).  If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any Damages whatsoever arising out of the payment or collection of any Excess Interest.  Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

10.19                 Construction.  The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents.  The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Borrower has one or more Subsidiaries.  Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

10.20                 Lender’s Obligations Several.  The obligations of the Lenders hereunder are several and not joint.  Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

10.21                 USA Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

10.22                 Submission to Jurisdiction; Waiver of Jury Trial.  Each party hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any State of Illinois court located in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  THE BORROWER, THE ADMINISTRATIVE AGENT, THE L/C ISSUER AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

10.23                 Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Hedge Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower not known to be subject to confidentiality obligations to the Borrower.  For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.24                 Dodd-Frank.  Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines and directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed, for all purposes of this Agreement, to be adopted after the date of this Agreement, regardless of the date actually enacted, adopted or issued.

10.25                 Continued Effectiveness; No Novation.  Anything contained herein to the contrary notwithstanding, this Agreement is not intended to and shall not serve to effect a novation of the “Obligations” under the Original Credit Agreement.  Instead, it is the express intention of the parties hereto to reaffirm the indebtedness created under the Original Credit Agreement which is evidenced by the notes provided for therein and secured by the Collateral and continues as “Obligations” under this Agreement.  The Borrower acknowledges and confirms that it has no defense, set off, claim or counterclaim arising prior to the Restatement Effective Date against the Administrative Agent and the Lenders with regard to the indebtedness, liabilities and obligations created under the Original Credit Agreement and the liens and security interests granted pursuant to the Loan Documents secure the indebtedness, liabilities and obligations of the Borrower to the Administrative Agent and the Lenders under the Original Credit Agreement, as amended and restated hereby, and that the term “Obligations” as used in the Loan Documents (or any other term used therein to describe or refer to the indebtedness, liabilities and obligations of the Borrower to the Administrative Agent and the Lenders) includes, without limitation, the indebtedness, liabilities and obligations of the Borrower under this Agreement, as the same may be amended, restated, supplemented or otherwise modified, from time to time.  The Loan Documents and all agreements, instruments and documents executed or delivered in connection with any of the foregoing shall each be deemed to be amended to the extent necessary to give effect to the provisions of this Section 10.25.  All references in the Loan Documents to the “Obligations” of the Borrower and its Subsidiaries owing from time to time and at any time to the Administrative Agent and the Lenders shall be deemed to refer to, without limitation, the “Obligations” of the Borrower under, pursuant to and as defined in this Agreement.  All references in the Loan Documents to the “Credit Agreement” shall be deemed to refer to this Agreement.  All references in the Loan Documents to the “Loan Documents” shall be deemed to refer to the “Loan Documents” as defined herein.  Cross-references in the Loan Documents to particular section numbers in the Original Credit Agreement shall be deemed to be cross-references to the corresponding sections, as applicable, of this Agreement.

[SIGNATURE PAGES TO FOLLOW]

This Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

GRANITE CITY FOOD & BREWERY LTD., a Minnesota corporation

By:	/s/ James G. Gilbertson
Name:	James G. Gilbertson
Title:	Chief Financial Officer

Amended and Restated Credit Agreement

“Lenders”

FIFTH THIRD BANK, an Ohio banking
corporation, as a Lender, as L/C Issuer, and as
Administrative Agent

By:	/s/ Aaron L. Markos
Name:	Aaron L. Markos
Title:	Vice President

Amended and Restated Credit Agreement

Exhibit A

NOTICE OF PAYMENT REQUEST

[Date]

[Name of Lender]

[Address]

Attention:

Reference is made to the Amended and Restated Credit Agreement, dated as of May 31, 2013, among GRANITE CITY FOOD & BREWERY LTD., a Minnesota corporation, the Lenders party thereto, and Fifth Third Bank, an Ohio Banking corporation, as Administrative Agent (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement.  [The Borrower has failed to pay its Reimbursement Obligation in the amount of $                    .  Your Line of Credit Percentage of the unpaid Reimbursement Obligation is $                          ] or [                                                     has been required to return a payment by the Borrower of a Reimbursement Obligation in the amount of $                              .  Your Line of Credit Percentage of the returned Reimbursement Obligation is $                              .]

Very truly yours,

FIFTH THIRD BANK, as L/C Issuer

By
Name
Title

A-1

Exhibit B

NOTICE OF BORROWING

Date:                      ,

To:                             Fifth Third Bank, an Ohio banking corporation, as Administrative Agent for the Lenders parties to the Amended and Restated Credit Agreement dated as of May 31, 2013 (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GRANITE CITY FOOD & BREWERY LTD. a Minnesota corporation, certain Lenders which are signatories thereto, and Fifth Third Bank, an Ohio banking corporation, as Administrative Agent

Ladies and Gentlemen:

The undersigned, GRANITE CITY FOOD & BREWERY LTD., a Minnesota corporation (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.5 of the Credit Agreement, of the Borrowing specified below:

1.                                      The Business Day of the proposed Borrowing is                       ,         .

2.                                      The aggregate amount of the proposed Borrowing is $                            .

3.                                      The Borrowing is being advanced under the [Line of] [CapEx Loan] [Delayed Draw Term] Credit.

4.                                      The Borrowing is to be comprised of $                       of [Base Rate] [Fixed Rate][Eurodollar] Loans.

5.                                      After giving pro forma effect to the Borrowing, the Leverage Ratio as of such date [(using Adjusted EBITDA for the most recent twelve month period ending on or prior to such date for which financial statements have been delivered pursuant to the Credit Agreement of $                                ) would equal  .       and thus be](1) [is](2) less than a ratio equal to (x) the maximum permitted Leverage Ratio pursuant to Section 6.20 of the Credit Agreement as of the last day of the most recent calendar quarter less (y) 0.25

[5.                                  The duration of the Interest Period for the Eurodollar Loans included in the Borrowing shall be                          months.]

(1)  For use in the Initial Notice of Borrowing delivered on the Closing Date.

(2)  For use at all times after the Closing Date.

B-1

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)                                 the representations and warranties of the Borrower contained in Section 5 of the Credit Agreement are true and correct in all material respects in all material respects (except to the extent any such representations or warranties are already qualified by materiality, in which event they shall be true and correct in all respects) as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects (except to the extent any such representations or warranties are already qualified by materiality, in which event they shall be true and correct in all respects) as of such date); and

(b)                                 no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.

GRANITE CITY FOOD & BREWERY LTD., a Minnesota corporation

By
Name
Title

B-2

Exhibit C

NOTICE OF CONTINUATION/CONVERSION

Date:                          ,

To:                             Fifth Third Bank, as Administrative Agent for the Lenders parties to the Amended and Restated Credit Agreement dated as of May 31, 2013 (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Granite City Food & Brewery Ltd., a Minnesota corporation, certain Lenders which are signatories thereto, and Fifth Third Bank, as Administrative Agent

Ladies and Gentlemen:

The undersigned, GRANITE CITY FOOD & BREWERY LTD. a Minnesota corporation (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.5 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1.                                      The conversion/continuation Date is                     ,         .

2.                                      The aggregate amount of the [Line of Credit Loans] [CapEx Loans] [Delayed Draw Term Loans] to be [converted] [continued] is $                            .

3.                                      The Loans are to be [converted into] [continued as] [Eurodollar] [Base Rate] [Fixed Rate]Loans.

4.                                      [If applicable:]  The duration of the Interest Period for the [Line of Credit Loans] CapEx Loans] [Delayed Draw Term Loans] included in the [conversion] [continuation] shall be                    months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed conversion/continuation date, before and after giving effect thereto and to the application of the proceeds therefrom, no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

GRANITE CITY FOOD & BREWERY LTD., a Minnesota corporation

By
Name
Title

D-1 - 1

Exhibit D-1

TERM NOTE

$	,

FOR VALUE RECEIVED, the undersigned, GRANITE CITY FOOD & BREWERY LTD., a Minnesota corporation (the “Borrower”), hereby promises to pay to                                                     (the “Lender”) at the principal office of Fifth Third Bank, an Ohio banking corporation, as Administrative Agent, in Cincinnati, Ohio, in immediately available funds, the principal sum of                                        Dollars ($                    ) or, if less, the aggregate unpaid principal amount of the Term Loan made or maintained by the Lender to the Borrower pursuant to the Credit Agreement, in installments in the amounts called for by Section 2.7 of the Credit Agreement, together with interest on the principal amount of such Term Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Term Note (this “Note”) is one of the Term A Notes referred to in the Amended and Restated Credit Agreement dated as of May 31, 2013, among the Borrower, Fifth Third Bank, an Ohio banking corporation, as Administrative Agent and the Lenders party thereto (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof.  All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.  This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered on the date first set forth above by the duly authorized representative of the Borrower.

GRANITE CITY FOOD & BREWERY LTD., a Minnesota corporation

By
Name
Title

D-1 - 1

Exhibit D-2

LINE OF CREDIT NOTE

$	,

FOR VALUE RECEIVED, the undersigned, GRANITE CITY FOOD & BREWERY LTD., a Minnesota corporation (the “Borrower”), hereby promises to pay to                                                     (the “Lender”) at the principal office of Fifth Third Bank, an Ohio banking corporation, as Administrative Agent, in Cincinnati, Ohio, in immediately available funds, the principal sum of                                        Dollars ($                    ) or, if less, the aggregate unpaid principal amount of all Line of Credit Loans made by the Lender to the Borrower pursuant to the Credit Agreement, in installments in the amounts called for by Section 2.7(b) of the Credit Agreement, together with interest on the principal amount of each Line of Credit Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Line of Credit Note (this “Note”) is one of the Line of Credit Notes referred to in the Amended and Restated Credit Agreement dated as of May 31, 2013, among the Borrower, Fifth Third Bank, an Ohio banking corporation, as Administrative Agent and the Lenders party thereto (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof.  All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.  This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered on the date first set forth above by the duly authorized representative of the Borrower

GRANITE CITY FOOD & BREWERY LTD., a Minnesota corporation

By
Name
Title

D-2 - 1

Exhibit D-3

DELAYED DRAW TERM NOTE

$	,

FOR VALUE RECEIVED, the undersigned, GRANITE CITY FOOD & BREWERY LTD., a Minnesota corporation (the “Borrower”), hereby promises to pay to                                                     (the “Lender”) at the principal office of Fifth Third Bank, an Ohio banking corporation, as Administrative Agent, in Cincinnati, Ohio, in immediately available funds, the principal sum of                                        Dollars ($                    ) or, if less, the aggregate unpaid principal amount of the Delayed Draw Term Loan made or maintained by the Lender to the Borrower pursuant to the Credit Agreement, in installments in the amounts called for by Section 2.7 of the Credit Agreement, together with interest on the principal amount of such Delayed Draw Term Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Delayed Draw Term Note (this “Note”) is one of the Notes referred to in the Amended and Restated Credit Agreement dated as of May 31, 2013, among the Borrower, Fifth Third Bank, an Ohio banking corporation, as Administrative Agent and the Lenders party thereto (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof.  All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.  This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered on the date first set forth above by the duly authorized representative of the Borrower.

GRANITE CITY FOOD & BREWERY LTD., a Minnesota corporation

By
Name
Title

D-3 - 1

Exhibit D-4

CAPEX LOAN NOTE

$	,

FOR VALUE RECEIVED, the undersigned, GRANITE CITY FOOD & BREWERY LTD., a Minnesota corporation (the “Borrower”), hereby promises to pay to                                                     (the “Lender”) at the principal office of Fifth Third Bank, an Ohio banking corporation, as Administrative Agent, in Cincinnati, Ohio, in immediately available funds, the principal sum of                                        Dollars ($                    ) or, if less, the aggregate unpaid principal amount of the CapEx Loan made or maintained by the Lender to the Borrower pursuant to the Credit Agreement, in installments in the amounts called for by Section 2.7 of the Credit Agreement, together with interest on the principal amount of such CapEx Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This CapEx Note (this “Note”) is one of the Notes referred to in the Amended and Restated Credit Agreement dated as of May 31, 2013, among the Borrower, Fifth Third Bank, an Ohio banking corporation, as Administrative Agent and the Lenders party thereto (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof.  All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.  This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered on the date first set forth above by the duly authorized representative of the Borrower.

GRANITE CITY FOOD & BREWERY LTD., a Minnesota corporation

By
Name
Title

D-4 - 1

Exhibit E

GRANITE CITY FOOD & BREWERY LTD.

COMPLIANCE CERTIFICATE

                                  , 20

To:                             Fifth Third Bank, as Administrative
Agent under, and the Lenders party to,
the Credit Agreement described below

This Compliance Certificate is furnished to the Administrative Agent and the Lenders pursuant to that certain Amended and Restated Credit Agreement dated as of May 31, 2013, among us (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.                                      I am the duly elected                          of GRANITE CITY FOOD & BREWERY LTD., a Minnesota corporation;

2.                                      I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3.                                      The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4.                                      The financial statements required by Section 6.1 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate are true, correct and complete as of the date and for the periods covered thereby; and

5.                                      The representations and warranties of the Borrower contained in Section 5 of the Credit Agreement are true and correct in all material respects (except to the extent any such representations or warranties are already qualified by materiality, in which event they shall be true and correct in all respects) as though made on and as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects (except to the extent any such representations or warranties are already qualified by materiality, in which event they shall be true and correct in all respects) as of such date).

6.                                      The Schedule I hereto sets forth financial data and computations evidencing the Borrower’s compliance with Section 6.20 of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

7.                                      The Schedule II hereto sets forth a comparison of current financials against the budget for such period as required by Sections 6.1(c) of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

[Signature Page Follows]

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered as of the date first set forth above.

GRANITE CITY FOOD & BREWERY LTD., a Minnesota corporation

By:
Name:
Title:

Schedule I
to Compliance Certificate

GRANITE CITY FOOD & BREWERY LTD.

COMPLIANCE CALCULATIONS
FOR CREDIT AGREEMENT DATED AS OF                        , 20

CALCULATIONS AS OF                           ,

A.                                    Leverage Ratio (Section 6.20(a))

1.	Total Funded Debt ((a) — (b))			$

	(a)	the aggregate of all Indebtedness of the Borrower and its Subsidiaries at such time determined on a consolidated basis in accordance with GAAP (including, in any event, all Senior Indebtedness)	$

	(b)	the aggregate amount of Netting Cash at such time	$

2.	Adjusted EBITDA ((a) — (b) — (c) — (d) + (e) + (f) + (g) + (h) +/- (i) + (j)(3))			$

	(a)	Restaurant-Level IBO	$

	(b)	lease payments	$

	(c)	cash occupancy costs	$

	(d)	general and administrative costs	$

	(e)	non-cash stock option compensation	$

(3)  Each for the period of four fiscal quarters then ended.

	(f) directors’ fees and expenses	$

	(g) extraordinary charges	$

	(h) non-recurring charges	$

	(i) any losses (or gains) realized upon the disposition of property outside of the ordinary course of business	$

3.	Regularly scheduled cash payments made with respect to Capitalized Lease Obligations for the period of four fiscal quarters then ended		$

4.	Sum of A2 and A3		$

5.	Ratio of A1 to A4		:1.0

6.	A5 ratio must not exceed		:1.0

7.	Borrower is in compliance (circle yes or no)		Yes/no

B.                                    Senior Leverage Ratio (Section 6.20(b))

1.	Senior Funded Debt ((a) — (b))		$

	(a) the aggregate of all Senior Indebtedness of the Borrower and its Subsidiaries at such time determined on a consolidated basis in accordance with GAAP	$

	(b) the aggregate amount of Netting Cash at such time	$

2.	Adjusted EBITDA (as calculated pursuant to A2)		$

3.	Ratio of B1 to B2		:1.0

4.	B4 ratio must not exceed		:1.0

5.	Borrower is in compliance (circle yes or no)		Yes/no

C.                                    Fixed Charge Coverage Ratio (Section 6.20(c))

1.	Adjusted EBITDA (as calculated pursuant to A2)			$

2.	Fixed Charges (sum of (a) through (e))			$

	(a)	all scheduled payments of principal made or to be made during such period with respect to Senior Indebtedness of the Borrower and its Subsidiaries	$

	(b)	cash portion of any Interest Expense (excluding any imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) for such period	$

	(c)	Capital Expenditures made by the Borrower and its Subsidiaries during such period not financed with Indebtedness	$

	(d)	federal, state and local income taxes paid by the Borrower and its Subsidiaries during such period	$

(e)

to the extent such obligations and liabilities are not subordinated to the Obligations of Borrower hereunder in a manner reasonably satisfactory to Administrative Agent, scheduled payments made or to be made during such period with respect to Indebtedness incurred by the Borrower or its Subsidiaries under Section 6.11(k), together with Interest

$

Expense related thereto

3.	Ratio of C1 to C2	:1.0

4.	C3 ratio must not be less than	:1.0

5.	Borrower is in compliance (circle yes or no)	Yes/no

D.            Capital Expenditures (Section 6.20(d))

1.

The aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by a Person during the measurement period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP

$

2.	Permitted Capital Expenditures for such measurement period (per Section 6.20(d) of the Credit Agreement)	$

3.	Permitted carry-forward amount from preceding fiscal year	$

4.	Total permitted Capital Expenditures for such measurement period (sum of D2 and D3)	$

5.	Borrower is in compliance (circle yes or no)	Yes/no

Exhibit F

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender](4)]

3.	Borrower:	Granite City Food & Brewery Ltd., a Minnesota corporation

4.	Administrative Agent: Fifth Third Bank, an Ohio banking corporation, as the Administrative Agent under the Credit Agreement

(4)           Select as applicable.

5.

Credit Agreement: The Amended and Restated Credit Agreement dated as of May 31, 2013, among Granite City Food & Brewery Ltd., a Minnesota corporation, the Lenders parties thereto, and Fifth Third Bank, as Administrative Agent and L/C Issuer.

6.	Assigned Interest:

Facility Assigned(5)	Aggregate Amount of Commitment/Loans for all Lenders(3)	Amount of Commitment/Loans Assigned(6)	Percentage Assigned of Commitment/Loans(7)
	$	$		%
	$	$		%
	$	$		%

[7.	Trade Date:	](8)

[Page break]

(5)                                 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Line of Credit Commitment,” “Term A Credit,” etc.)

(6)                                Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(7)                                 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(8)                                 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                                   , 201   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

FIFTH THIRD BANK, as Administrative Agent and L/C Issuer

By
Title:

[Consented to:](9)

[GRANITE CITY FOOD & BREWERY LTD., a Minnesota corporation]

By
Title:

(9)                                 To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1          Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.         Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.10(b)(iii) and the definition of “Eligible Assignee” of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.10(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

A-1

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

A-2

SCHEDULE 1

COMMITMENTS

Term A Loan Commitment

Lender	Amount
Fifth Third Bank	$16,000,000

Delayed Draw Term Loan Commitment

Lender	Amount
Fifth Third Bank	$4,000,000

CapEx Loan Commitment

Lender	Amount
Fifth Third Bank	$10,000,000

Line of Credit Commitment

Lender	Amount
Fifth Third Bank	$100,000

Schedule 5.10

SUBSIDIARIES

Name	Jurisdiction of Organization	Percentage Ownership	Owner

Granite City — Arkansas, Inc.	Arkansas	100%	Granite City Food & Brewery Ltd.

Granite City — Creve Coeur, Inc.	Missouri	100%	Granite City Food & Brewery Ltd.

Granite City — Orland Park, Inc.	Illinois	100%	Granite City Food & Brewery Ltd.

Granite City — Peoria, Inc.	Illinois	100%	Granite City Food & Brewery Ltd.

Granite City — Rockford, Inc.	Illinois	100%	Granite City Food & Brewery Ltd.

Granite City of Indiana, Inc.	Indiana	100%	Granite City Food & Brewery Ltd.

Granite City of Maryland, Inc.	Minnesota	97%	Granite City Restaurant Operations, Inc.

		1%	Douglas C. Meister

		1%	Robert J. Doran

		1%	James G. Gilbertson

Granite City of Ohio, Inc.	Ohio	100%	Granite City Food & Brewery Ltd.

Granite City Restaurant Operations, Inc.	Minnesota	100%	Granite City Food & Brewery Ltd.

Granite City of Kansas Ltd.	Kansas	50%	Granite City Restaurant Operations, Inc.

		50%	William W. Hutton

Schedule 5.23

BROKERS’ FEES

None.

Schedule 6.11

EXISTING INDEBTEDNESS

See attached.

Long Term Debt at Closing

Indebtedness under that certain Purchase Agreement dated May 19, 2008 made by Granite City of Indiana, Inc to University Park Associates, with a principal balance of $231,991 as of the Closing Date

South Bend (Liquor license)
Balance	$231,991
Annual interest rate	8.00%
Maturity date	9/30/2023

Indebtedness under that certain Promissory Note dated December 22, 2010 made by Dunham Capital Management LLC to Pinnacle Hills, LLC c/o General Growth Properties, with a principal balance of $204,805 as of the Closing Date.  Granite City signed an indemnification agreement and has agreed to pay the monthly payments on behalf of Dunham

General Growth Properties (Rogers)
Balance	$204,805
Annual interest rate	6.00%
Maturity date	8/1/2015

Indebtedness under that certain Loan Agreement dated 9/3/10 made by Granite City Food and Brewery, Ltd to First Midwest Bank, with a principal balance of $1,229,913 as of the Closing Date

First Midwest Bank (South Bend/Indianapolis)
Balance	$1,229,913
Annual interest rate	5.00%
Maturity date	1/1/2018

Indebtedness under that certain Promissory Note dated March 15, 2011 made by Granite City Food and Brewery, Ltd to Dunham Capital Management L.L.C., with a principal balance of $935,231 as of the Closing Date

Dunham (Rogers)
Balance	$935,231
Annual interest rate	5.00%
Maturity date	8/1/2030

Capital Leases

Address (County)	Current Landlord	Current Sublandlord	Current Sub-Sublandlord	Capital Lease Obligation as of the Closing Date	Current Tenant

4755 1st Ave. SE Cedar Rapids, IA 52403 (Linn County)	GC Cedar Rapids/Davenport Limited Partnership	N/A	N/A	$1,458,753.70	Granite City Restaurant Operations, Inc.

West Oaks Shopping Center 11411 Olive Blvd. Creve Coeur, MO 63141 (St. Louis County)	Caplaco Nine, Inc.	Dunham Capital Management, L.L.C.	Granite City Food & Brewery Ltd.	$476,878.77	Granite City Restaurant Operations, Inc.

12801 University Ave. Clive, IA 50325 (Polk County)	Francis Properties, L.L.C.	N/A	N/A	$1,079,722.01	Granite City Restaurant Operations, Inc.

5270 Utica Ridge Road Davenport, IA 52807 (Scott County)	STORE Capital Acquisitions, LLC	N/A	N/A	$1,481,995.64	Granite City Restaurant Operations, Inc.

230 Conference Center Dr. East Peoria, IL 61611 (Tazwell County)	GC Peoria, LLC	Granite City Food & Brewery Ltd.	N/A	$2,945,427.68	Granite City Restaurant Operations, Inc.

2244 North Webb Road Wichita, KS 67226 (Sedgwick County)	GC Wichita Limited Partnership	Granite City Food & Brewery Ltd.	N/A	$427,439.4	Granite City of Kansas Ltd.

3809 Coldwater Rd. Fort Wayne, IN 46805 (Allen County)	GGP-Glenbrook LLC	Dunham Capital Management, L.L.C.	Granite City Food & Brewery Ltd.	$1,291,391.67	Granite City Restaurant Operations, Inc.

15085 119th St. Olathe, KS 66062 (Johnson County)	GC Olathe Limited Partnership	Granite City Food & Brewery Ltd.	N/A	$703,651.49	Granite City of Kansas Ltd.

Address (County)	Current Landlord	Current Sublandlord	Current Sub-Sublandlord	Capital Lease Obligation as of the Closing Date	Current Tenant

1001 N. 102nd St. Omaha, NE 68114 (Douglas County)	Westroads Mall L.L.C.	GC Omaha Limited Partnership	N/A	$1,759,891.48	Granite City Restaurant Operations, Inc.

1701 Village West Parkway Kansas City, KS 66111 (Wyandotte County)	Westrim Properties, LLC	Granite City Food & Brewery Ltd.	N/A	$2,153,510.23	Granite City of Kansas Ltd.

6150 O Street Lincoln, NE 68505 (Lancaster County)	WEA Gateway LLC	GC Lincoln Limited Partnership	N/A	$742,348.3	Granite City Restaurant Operations, Inc.

72 West Towne Mall Madison, WI 53719 (Dane County)	Madison Joint Venture	Dunham Capital Management, L.L.C.	N/A	$1,934,477.72	Granite City Restaurant Operations, Inc.

11909 Main Street Maple Grove, MN 55369 (Hennepin County)	Todd W. and Lori A. Hanson	N/A	N/A	$1,652,928.05	Granite City Restaurant Operations, Inc.

14035 South La Grange Rd Orland Park, IL 60462 (Cook County)	14035 LaGrange Road, LLC	Granite City Food & Brewery Ltd.	N/A	$1,551,521.63	Granite City Restaurant Operations, Inc.

7140 Harrison Ave. Suite 108 Rockford, IL 61112 (Winnebago County)	Cherryvale Mall, LLC	Dunham Capital Management, L.L.C.	N/A	$1,671,484.43	Granite City Restaurant Operations, Inc.

851 Rosedale Center Roseville, MN 55113 (Ramsey County)	PPF RTL Rosedale Shopping Center, LLC	GC Rosedale, L.L.C.	N/A	$2,250,270.27	Granite City Restaurant Operations, Inc.

Address (County)	Current Landlord	Current Sublandlord	Current Sub-Sublandlord	Capital Lease Obligation as of the Closing Date	Current Tenant

2620 South Louise Ave. Sioux Falls, SD 57104 (Minnehaha County)	Sioux Falls Investments, L.L.P.	N/A	N/A	$1,012,912.6	Granite City Food & Brewery Ltd.

3945 2nd St. South St. Cloud, MN 56301 (Stearns County)	St. Cloud Investments, L.L.P.	N/A	N/A	$1,606,877.4	Granite City Food & Brewery Ltd. (f/k/a Founders Food & Firkins Ltd.)

2300 Village Drive West Suite 130 (6600 Russell Road) Maumee, OH 43537 (Lucas County)	Fallen Timber Shops LLC	Dunham Capital Management, L.L.C.	Granite City Food & Brewery Ltd.	$1,395,179.15	Granite City Restaurant Operations, Inc.

2661 North Maize Road West Wichita, KS 67205 (Sedgwick County)	Granite City Wichita West, L.L.C.; Ron Roddel, as trustee; Judy Roddell, as trustee; Lowell C. Hansen, II	Granite City Food & Brewery Ltd.	N/A	$1,281,991.05	Granite City of Kansas Ltd.

8461 Northwest Prairie View Rd. Kansas City, MO 64153 (Platte County)	GC Holdings, Limited Partnership	N/A	N/A	$601,162.2	Granite City Restaurant Operations, Inc.

1722 Detroit Street. Ellsworth, IA 50075 (Hamilton County)	Ellsworth Development Corporation	N/A	N/A	$135,685.7	Granite City Food & Brewery Ltd.

3330 Pilot Knob Road Eagan, MN 55121 (Dakota County)	STORE Capital Acquisitions, LLC	N/A	N/A	$2,268,037.29	Granite City Restaurant Operations, Inc.

Address (County)	Current Landlord	Current Sublandlord	Current Sub-Sublandlord	Capital Lease Obligation as of the Closing Date	Current Tenant

699 West Big Beaver Road, Troy, MI (Oakland County)	STORE Capital Acquisitions, LLC	N/A	N/A	$2,700,462.80	Granite City Restaurant Operations, Inc.

Schedule 6.12

EXISTING LIENS

Liens represented by the following financing statements:

DEBTOR NAME	JURISDICTION	SECURED PARTY	FILE NUMBER	INITIAL FILING DATE
Granite City of Indiana, Inc.	Indiana Secretary of State	University Park Associates	200800011339198	12/29/2008
Granite City Food & Brewery Ltd.	Minnesota Secretary of State	Konica Minolta Premier	201227760520	03/30/2012
Granite City Restaurant Operations, Inc.	Minnesota Secretary of State	STORE Master Funding I, LLC	201126143169	11/10/2011

Liens contemplated by (i) that certain Loan Agreement dated as of August 31, 2010 by and among First Midwest Bank, Dunham Capital Management, L.L.C., Granite City Food & Brewery Ltd. and Donald Dunham, Jr., (ii) that certain Lease Termination Agreement dated August 31, 2010 by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. which relates to the property located in South Bend, Indiana and (iii) that certain Lease Termination Agreement dated August 31, 2010 by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. which relates to the property located in Indianapolis, Indiana.

Schedule 6.21

IMMATERIAL SUBSIDIARIES

Granite City — Arkansas, Inc.

Granite City — Creve Coeur, Inc.

Granite City — Orland Park, Inc.

Granite City — Peoria, Inc.

Granite City — Rockford, Inc.

Granite City of Indiana, Inc.

Granite City of Ohio, Inc.

Granite City of Maryland, Inc.